Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 1, 2010, is made by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and Maryland Bankcorp, Inc., a Maryland corporation (“MDBC”).

BACKGROUND

1.           MDBC owns directly all of the outstanding capital stock of Maryland Bank & Trust Company, N.A., a national banking association (“MDB&T”).

2.           OLB owns directly all of the outstanding capital stock of Old Line Bank, a Maryland state-chartered commercial bank (“Old Line”).

3.           OLB and MDBC desire for MDBC to merge with and into OLB, with OLB surviving the Merger, in accordance with the applicable laws of the State of Maryland and this Agreement.

4.           As a condition and inducement to OLB to enter into this Agreement, the Daugherty Group and Watts Group, each as defined herein, are concurrently executing a Voting Limit and Standstill Agreement in the form attached hereto as Exhibit A (the “Voting Limit and Standstill Agreement”), and each of the directors of MDBC and MDB&T are concurrently executing a Support Agreement in the form attached hereto as Exhibit B (the “Support Agreement”).

5.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

6.           OLB and MDBC desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1	Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2	Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal has the meaning given to the term in Section 5.6 of this Agreement.

Affiliate means, with respect to any Entity, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or 10% equity owner of the Entity.

AFTAP has the meaning given to the term in Section 3.13(d)(i) of this Agreement.

Aggregate Cash Consideration means the sum of (i) the Cash Consideration multiplied by the number of Cash Election Shares, and (ii) any amounts paid in lieu of fractional shares of OLB Common Stock pursuant to Section 2.5 of this Agreement, which sum shall not exceed One Million Dollars ($1,000,000) in the aggregate; provided, however, that OLB shall have the sole and absolute discretion to increase the amount of the Aggregate Cash Consideration paid to MDBC Common Stockholders up to the total amount of items (i) and (ii).  Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Aggregate Cash Consideration exceed an amount that would result in the transaction failing to qualify as a tax-free reorganization under IRC Section 368.

Aggregate Common Stock Consideration means the amount equal to the Common Stock Consideration multiplied by the number of Common Stock Election Shares.

Aggregate Consideration has the meaning given to the term in Section 2.1(a) of this Agreement.

Aggregate MDBC Common Stock is equal to the number of shares of MDBC Common Stock outstanding as of the Closing Date, which as of the date of this Agreement is 646,626 shares.

Agreement means this Agreement and Plan of Merger, including any amendment or supplement hereto.

Application means an application for regulatory approval, which is required to consummate the Contemplated Transactions.

Articles of Merger mean the articles of merger to be executed by OLB and MDBC and to be filed with the SDAT, in accordance with the provisions of the MGCL.

Asset Quality Deduction has the meaning given to the term in Section 2.1(b)(ii) of this Agreement.

Average Price means, during the Determination Period, the weighted average of (i) the closing prices of OLB Common Stock as reported on the NASDAQ Capital Market (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source as chosen by the parties), and (ii) the price or prices at which shares of OLB Common Stock are sold in a securities offering conducted by OLB (other than in connection with a merger, exchange offer or other transaction other than an issuance of new shares for cash) at any time during the Determination Period.  Notwithstanding the foregoing and for the purposes of calculating the Average Price, in no event will the price or prices at which shares of OLB Common Stock are sold in an offering exceed the greater of (i) 110% of the closing price of OLB Common Stock as reported on the NASDAQ Capital Market on the last trading day of the quarter preceding the Determination Period, or (ii) the book value per share, determined as the end of the quarter preceding the Determination Period in accordance with GAAP.

Bank Merger has the meaning given to the term in Section 1.4(a) of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.4(a) of this Agreement.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day means any day other than (i) Saturday, (ii) Sunday or (iii) a day on which MDB&T or Old Line is authorized or obligated by law or executive order to close.

Cash Consideration has the meaning given to the term in Section 2.2(a)(i) of this Agreement.

Cash Election means an Election to receive the Cash Consideration with respect to all or a portion of a holder’s shares of MDBC Common Stock.

Cash Election Shares has the meaning given to the term in Section 2.2(b)(ii) of this Agreement.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Estimate has the meaning given to the term in Section 2.1(b)(ii) of this Agreement.

Commissioner means the Maryland Office of the Commissioner of Financial Regulation.

Common Stock Consideration has the meaning given to the term in Section 2.2(a)(ii) of this Agreement.

Common Stock Election means an Election to receive the Common Stock Consideration with respect to all or a portion of a holder’s shares of MDBC Common Stock.

Common Stock Election Shares has the meaning given to the term in Section 2.2(b)(i) of this Agreement.

Confidentiality Agreement means the Amended and Restated Confidentiality Agreement between OLB and MDBC dated August 18, 2010.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (i) Merger, (ii) Bank Merger, and (iii) performance by OLB and MDBC of their respective covenants and obligations under this Agreement.

CRA has the meaning given to the term in Section 3.22 of this Agreement.

Credit Extension has the meaning given to the term in Section 5.1(s) of this Agreement.

Daugherty Group means G. Thomas Daugherty, his spouse, and any Entity directly or indirectly controlled, collectively and/or individually, by G. Thomas Daugherty and/or his spouse, including without limitation, any Entities jointly owned with the Watts Group; provided, however, that the Daugherty Group does not include any KSOP or 401(k) plans of which a member of the Daugherty Group is a trustee.

Determination Period means the 90 day period commencing on the 95th day prior to the anticipated Closing Date.

Director Non-Compete Agreement has the meaning given to the term in Section 5.8(c)(v) of this Agreement.

Disqualification Event has the meaning given to the term in Section 1.3(d)(i) of this Agreement.

Effective Date means the date upon which the Articles of Merger are filed with the SDAT, which shall be as soon practicable after the Closing Date.

Effective Time means the time on the Effective Date at which the Articles of Merger are filed with the SDAT and are effective in accordance with MGCL.

Election means either a Common Stock Election, a Cash Election or a Mixed Election.

Election Deadline means 5:00 p.m., Eastern Time, on the day that is five Business Days prior to the Closing Date.

Election Form means a form, in such form as OLB and MDBC shall mutually agree, on which holders of MDBC Common Stock shall make an Election.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture, or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (i) presence of a hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environment Laws, or (ii) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

Environmental Laws means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation: CERCLA; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means the agent designated by OLB (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedure described in Section 2.2(b) and the exchange procedure described in Section 2.7.

Exchange Fund has the meaning given to the term in Section 2.7(a) of this Agreement.

Exchange Ratio means the exchange ratio set forth in Section 2.2(a)(ii) of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FRB means Board of Governors of the Federal Reserve Board.

GAAP means accounting principles generally accepted in the United States.

Hazardous Materials means: (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated for the protection of human health or environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

IT Assets has the meaning given to the term in Section 3.17 of this Agreement.

Knowledge of MDBC means the actual knowledge of MDBC’s executive officers and directors.

Knowledge of OLB means the actual knowledge of OLB’s executive officers and directors.

Letter of Transmittal has the meaning given to the term in Section 2.7(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, claims, or other encumbrances of any kind.

Material Adverse Effect means a material adverse effect on the assets, financial condition, or results of operations of MDBC or OLB, as applicable, or on the terms and conditions of this Agreement or the Contemplated Transactions or the ability of MDBC or OLB, as applicable, to consummate the Contemplated Transactions, other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of OLB or MDBC resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the Contemplated Transactions (including without limitation any actions taken pursuant to Section 5.8 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

Maximum Expense Amount has such meaning given to that term in Section 8.1 of this Agreement.

MDB&T has such meaning given to the term in the Background section of this Agreement.

MDBC has the meaning given to the term in the preamble of this Agreement.

MDBC Benefit Plans means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of MDBC or any other Entity that, together with MDBC, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

MDBC Certificate means a certificate that immediately prior to the Effective Time represents issued and outstanding shares of MDBC Common Stock.

MDBC Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

MDBC Common Stockholder is any holder of record of MDBC Common Stock immediately prior to the Closing Date.

MDBC Common Stockholders’ Meeting means the meeting of the holders of MDBC Common Stock to consider and vote on the Merger.

MDBC Companies means MDBC, MDB&T, and any other MDBC Subsidiary, collectively.

MDBC Disclosure Schedule means, collectively, the disclosure schedules delivered by MDBC to OLB at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.7 of this Agreement.

MDBC ERISA Affiliate means any Entity that, together with MDBC, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

MDBC Executive Non-Compete Agreement has the meaning given to the term in Section 1.3(d)(iii) of this Agreement.

MDBC Financials means (a) the consolidated balance sheets of MDBC at December 31, 2009 and 2008 and consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for MDBC for the years ended December 31, 2009, 2008 and 2007 as audited by the Reznick Group, PC, and (b) unaudited quarterly financial reports for MDBC and the quarterly call reports of MDB&T, along with any material representations attached to such reports for each calendar quarter commencing with the quarter ended June 30, 2010, to be delivered within 45 days after the end of the respective quarter, and (c) unaudited financial statements of MDBC and MDB&T for each month end, commencing with the month ended July 31, 2010, to be delivered within 20 days after the end of the respective month.

MDBC Nominees has the meaning given to the term in Section 1.3(d)(i) of this Agreement.

MDBC Preferred Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

MDBC Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

MDBC Regulatory Agreement has the meaning given to the term in Section 3.11(d)(iv) of this Agreement.

MDBC Returns has the meaning given to the term in Section 3.7(e) of this Agreement.

MDBC Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.

MDBC Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

Merger means the merger of MDBC with and into OLB, pursuant to the provisions of the MGCL, whereupon (i) the separate existence of MDBC shall cease and OLB shall be the surviving corporation and (ii) all of the outstanding shares of MDBC Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

Merger Consideration means the Common Stock Consideration and/or the Cash Consideration, as contemplated by this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

Mixed Election has the meaning given the term in Section 2.2(c) of this Agreement.

New Classified Item has the meaning given to the term in Section 2.1(b)(ii) of this Agreement.

No-Election Shares has the meaning given to the term in Section 2.2(b) of this Agreement.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Objecting MDBC Shares means any shares of MDBC Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 3-203 of the MGCL.

OCC means the Office of the Comptroller of the Currency.

OLB has the meaning given to the term in the preamble of this Agreement.

OLB Benefit Plan means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of OLB or any other Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Common Stockholders’ Meeting means the meeting of the holders of OLB Common Stock to consider and vote on the Merger.

OLB Companies means OLB, Old Line, and any other OLB Subsidiary, collectively.

OLB Disclosure Schedule means, collectively, the disclosure schedules delivered by OLB to MDBC at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.7 of this Agreement.

OLB ERISA Affiliate means any Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Financials means (a) the consolidated balance sheets of OLB at December 31, 2009 and 2008 and consolidated statements of income, statements of stockholders’ equity, and consolidated statements of cash flows for OLB for the years ended December 31, 2009, 2008 and 2007 as audited by Rowles & Company, LLP and as set forth in its annual report on Form 10-K, and (b) the consolidated financial statements included in OLB’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2010, to be delivered within 45 days after the end of the respective quarter, and (c) unaudited consolidated financial statements for each month end, commencing with month ended July 31, 2010 to be delivered within 15 days after the end of the respective month.

OLB Preferred Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Real Property has the meaning given to the term in Section 4.15(a) of this Agreement.

OLB Regulatory Agreement has the meaning given to the term in Section 4.11(d)(iv) of this Agreement.

OLB Returns has the meaning given to the term in Section 4.7(e) of this Agreement.

OLB Taxes has the meaning given to the term in Section 4.7(e) of this Agreement.

OLB Termination Fee has the meaning given to the term in Section 8.1(b) of this Agreement.

Old Line has the meaning given to the term in the Background section of this Agreement.

PBGC has the meaning given to the term in Section 3.13(a) of this Agreement.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (i) the Closing Date, or (ii) the date this Agreement is terminated pursuant to Article VII herein.

Proprietary Rights has the meaning given to the term in Section 3.17 of this Agreement.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of MDBC Common Stock and holders of OLB Common Stock in connection with the Merger, the MDBC Common Stockholders’ Meeting and the OLB Common Stockholders’ Meeting.

Reallocated Common Stock Shares has the meaning given to the term in Section 2.2(e)(ii)(C) of this Agreement.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act, with respect to the OLB Common Stock to be issued to the MDBC Common Stockholders in connection with the Merger.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including, without limitation, the SEC, OCC, Commissioner, FRB, FDIC, and the respective staffs thereof.

Replacement Nominee has the meaning given to the term in Section 1.3(d) of this Agreement.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents, which obligate an Entity to issue its securities.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, and any applicable state blue sky laws, collectively.

Subsidiary means any Entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by another Entity, except any Entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.8(a)(i) of this Agreement.

Support Agreement has the meaning given to the term in the Background section of this Agreement.

Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

Voting Limit and Standstill Agreement has the meaning given to the term in the Background section of this Agreement.

Watts Group means Thomas B. Watts, his spouse, and any Entity directly or indirectly controlled, collectively and/or individually, by Thomas B. Watts and/or his spouse, including without limitation, any Entities jointly owned with the Daugherty Group; provided, however, that the Watts Group does not include any KSOP or 401(k) plans of which a member of the Watts Group is a trustee.

Section 1.3	The Merger and Related Transactions.

(a) Closing.  The parties agree to use commercially reasonable efforts to accomplish the Closing (defined below) by March 31, 2011.  The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Ober, Kaler, Grimes and Shriver, P.C. located at 120 E. Baltimore Street, Baltimore, Maryland, at a time and date to be agreed upon by the parties hereto subsequent to the time that all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”).

(b) The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of Maryland, at the Effective Time:

(i) MDBC shall merge with and into OLB;

(ii) The separate existence of MDBC shall cease;

(iii) OLB shall be the surviving corporation in the Merger;

(iv) Each share of MDBC Common Stock issued and outstanding prior to the Closing Date shall be converted into the right to receive either Common Stock Consideration or Cash Consideration as provided in Article II of this Agreement; and

(v) Except as disclosed on MDBC Disclosure Schedule 1.3(b)(v), all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of MDBC shall be taken and deemed to be transferred to and vested in OLB, as the surviving corporation in the Merger, without further act or deed.

(c) OLB’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of OLB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of OLB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d) OLB’s Board of Directors and Officers.

(i) Subsequent to the date of this Agreement and in accordance with Section 5.8(c)(ii) of this Agreement, OLB shall take such actions as may be necessary to, as of the Effective Time (A) cause the number of directors comprising the full OLB board of directors to be increased by two, and (B) elect Thomas B. Watts and G. Thomas Daugherty, or, if applicable, one or two Replacement Nominees (each a “MDBC Nominee” and collectively the “MDBC Nominees”) to fill the two vacancies so created, with G. Thomas Daugherty elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2011 and Thomas B. Watts elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2013; provided, however, that if Thomas B. Watts and/or G. Thomas Daugherty shall be subject to a Disqualification Event, OLB shall instead take such actions as may be necessary to elect to fill the vacancy so created with one of the individuals set forth on MDBC Disclosure Schedule 1.3(d) (each a “Replacement Nominee”).  On and after the Effective Time, (1) the directors of OLB duly elected and holding office immediately prior to the Effective Time, and (2) provided they agree to serve as directors of OLB, each of the MDBC Nominees, shall be the directors of OLB, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of OLB; further provided, that in no event shall OLB’s obligations under this section apply with respect to any MDBC Nominee subject to a Disqualification Event.

Subject to the fiduciary duties of the OLB board of directors, OLB’s articles of incorporation and bylaws and the eligibility requirements of any Regulatory Authority relating to OLB, and provided that the applicable MDBC Nominee is not subject to a Disqualification Event, each of the MDBC Nominees serving as an OLB director on the date of the annual meeting of stockholders of OLB held in 2011 shall be nominated for election as a director of OLB at such annual meeting, with G. Thomas Daugherty (or any applicable Replacement Nominee) nominated for election for a three-year term expiring at the annual meeting of stockholders of OLB to be held in 2014 and Thomas B. Watts (or any applicable Replacement Nominee) nominated for election for a two-year term expiring at the annual meeting of stockholders of OLB to be held in 2013, provided that such MDBC Nominee agrees to serve as a director if elected.

As used in this Agreement, the term “Disqualification Event” means, as to any MDBC Nominee, the occurrence of any of the following events: (i) such nominee shall be prohibited by law, order, injunction, decree or otherwise from serving as a director of OLB; (ii) such nominee shall have been charged with or convicted of any felony or crime of moral turpitude; (iii) such nominee shall file (or any Entity of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall file) a voluntary petition under any federal or state bankruptcy or insolvency law, or such nominee shall become (or any Entity indebted to OLB of which such nominee shall have been an executive officer or controlling person within the 90 days prior to filing shall become) the subject of an involuntary petition filed under any such law that is not dismissed within 30 days; (iv) such nominee shall be involved in any of the events or circumstances enumerated in Item 401(f)(3)-(6) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” laws; (v) the death, disability or other personal reasons beyond the control of such nominee that prevents them from serving as a nominee; or (vi) such nominee shall violate any covenant or agreement contained in his Voting Limit and Standstill Agreement.

(ii) At the Effective Time, the officers of OLB duly elected and holding office immediately prior to the Effective Time shall be the officers of OLB, as the surviving corporation in the Merger.

(iii) As of the Closing Date, Old Line shall enter into a three-year non-compete agreement with Thomas B. Watts and G. Thomas Daugherty, in exchange for the sum of two hundred thousand dollars ($200,000) payable to each in equal installments on a quarterly basis during the first two years of the term of such agreement, substantially in the form attached hereto as Exhibit C (the “MDBC Executive Non-Compete Agreement”).

Section 1.4	The Bank Merger.

(a) Plan of Merger.  Subject to the terms and conditions of the Agreement of Plan of Merger attached hereto as Exhibit D (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and Section 214a of the National Bank Act, immediately after the Merger, MDB&T shall be merged with and into Old Line and the separate existence of MDB&T shall cease (the “Bank Merger”).  Old Line shall be the surviving Entity in the Bank Merger and shall continue its existence as a bank under the laws of the State of Maryland, and as a wholly-owned operating subsidiary of OLB, subject to the provisions of this Section 1.4.

(b) Board of Directors.  Subsequent to the date of this Agreement, and in accordance Section 5.8(c)(ii) of this Agreement, OLB shall take such actions as may be necessary to, as of the Effective Date (i) cause the number of directors comprising the full Old Line board of directors to be increased by two and (ii) elect or appoint the MDBC Nominees to fill the two vacancies so created, with G. Thomas Daugherty (or the applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of Old Line to be held in 2011 and Thomas B. Watts (or the applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of Old Line to be held in 2013.  At and after the Effective Time (A) the directors of Old Line duly elected and holding office immediately prior to the Effective Time, and (B) provided they agree to serve as directors, each of the MDBC Nominees, shall be the directors of Old Line, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Old Line.  Old Line will further, in accordance with Section 5.8(c)(ii)(B), (1) take such actions as are necessary to cause Old Line to nominate each MDBC Nominee to serve as a director of Old Line during any time, and for the same term that, such MDBC Nominee serves as a director of OLB, and (2) will, as the sole stockholder of Old Line, vote to elect any such MDBC Nominee so nominated by Old Line.

ARTICLE II.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 2.1	Aggregate Consideration; Potential Adjustments

(a) Aggregate Consideration. Subject to the provisions of Section 2.1(b) and 2.1(c), the value of the aggregate consideration in the Merger shall be Twenty Million Dollars ($20,000,000) as the same may be adjusted pursuant to Section 2.1(b) and 2.1(c) below.  The Aggregate Cash Consideration, which shall constitute the only cash consideration to be paid in the Merger, together with the Aggregate Common Stock Consideration shall comprise the total consideration to be paid in the Merger (the “Aggregate Consideration”).

(b) Potential Operating Loss, Asset Quality Adjustments and Maximum Expense Amount.  No later than five Business Days prior to the Closing Date, the Aggregate Consideration shall be adjusted based on operating losses, asset quality and Maximum Expenses as follows:

(i) Operating Loss Adjustments.  Any consolidated operating losses of MDBC reported for any quarter ending after March 31, 2010, excluding any provisions for loan losses, shall be deducted from the Aggregate Consideration on a post-tax, dollar-for-dollar basis.

(ii) Asset Quality Adjustments.  Except as disclosed on MDBC Disclosure Schedule 2.1(b)(ii), which constitutes MDBC’s classified assets as of March 31, 2010, any credit that, after March 31, 2010, becomes classified as special mention, substandard, non-accrual or OREO, requires a FASB 114 allocation, or is more than 90 days past due (each being a “New Classified Item”), will be examined by OLB and assigned a current estimate of projected loss for each New Classified Item by OLB within 30 days prior to the Closing Date and no later than five days prior to the Closing Date (the “Closing Estimate”).  Each New Classified Item, including OLB’s initial estimate of projected loss for each New Classified Item, shall be disclosed on OLB Disclosure Schedule 2.1(b)(ii), which shall be attached no later than five Business Days prior to the Closing Date.  The difference between the Closing Estimate and OLB’s initial estimate of projected loss for each New Classified Item (if no projected loss was estimated, then the difference is equal to the Closing Estimate) shall be deducted from the Aggregate Consideration on a post-tax, dollar-for-dollar basis (each being an “Asset Quality Deduction”).  In the event OLB’s initial estimate of projected loss for each New Classified Item exceeds the actual loss or Closing Estimate, such excess will be used to offset any Asset Quality Deductions.

(iii) Maximum Expense Amount.  Any costs or expenses incurred in connection with this Agreement that exceed the Maximum Expense Amount shall be deducted from the Aggregate Consideration on a post-tax, dollar-for-dollar basis.

(c) Potential Average Price Adjustments.

(i) Proportionate Increase in Aggregate Consideration.  If the Average Price exceeds $11.45, the Aggregate Consideration shall be increased by the amount calculated by (x) multiplying the difference between $11.45 and the Average Price by the applicable Common Stock Consideration of 2.7004, and then (y) multiplying the resulting number by the Aggregate MDBC Common Stock.

(ii) Proportionate Reduction in Aggregate Consideration.  If the Average Price is less than $7.63, the Aggregate Consideration shall be reduced by the amount calculated by (x) multiplying the difference between $7.63 and the Average Price by the applicable Common Stock Consideration of 4.0524, and then (y) multiplying the resulting number by the Aggregate MDBC Common Stock.

Section 2.2	Form of Consideration; Exchange Ratio; Conversion.

(a) Conversion Alternatives.  Subject to Sections 2.2(f), 2.5 and 2.6 below with respect to OLB owned stock, fractional shares and Objecting MDBC Shares, each share of MDBC Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be converted into the right to receive, at the election of the holder thereof, the Common Stock Consideration and/or the Cash Consideration as follows:

(i) Cash Consideration.  The “Cash Consideration” is equal to the Aggregate Consideration divided by the Aggregate MDBC Common Stock, rounded down to the nearest ten-thousandths, subject to the limitations on Cash Consideration set forth in this Agreement. Assuming there are no adjustments to the Aggregate Consideration pursuant to Section 2.1(b) of this Agreement, the Cash Consideration will be $30.9298 for each share of MDBC Common Stock.

(ii) Common Stock Consideration.  The “Common Stock Consideration” is the number of shares of OLB Common Stock equal to the quotient of Cash Consideration divided by the Average Price, rounded down to the nearest ten-thousandths; provided, however, that if the Average Price exceeds $11.45, then the Common Stock Consideration shall be equal to 2.7004 shares of OLB Common Stock, and, if the Average Price is less than $7.63, then the Common Stock Consideration shall be equal to 4.0524 shares of OLB Common Stock (the “Exchange Ratio”).

(b) Election Procedures.  OLB and MDBC will include a copy of an Election Form with each copy of the Prospectus/Proxy Statement mailed to holders of MDBC Common Stock in connection with the MDBC Common Stockholders’ Meeting, pursuant to which MDBC Common Stockholders will:

(i) Elect to receive the Common Stock Consideration with respect to all or a portion of their shares of MDBC Common Stock (the “Common Stock Election Shares”); or

(ii) Elect to receive the Cash Consideration with respect to all or a portion of their shares of MDBC Common Stock (the “Cash Election Shares”).

OLB and MDBC shall each use its reasonable efforts to make the Election Form available to all persons who become holders of MDBC Common Stock during the period between the record date for the MDBC Common Stockholders’ Meeting and the Election Deadline.  Any holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by the MDBC Certificate(s) to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such MDBC Certificate(s) as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such MDBC Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).  If a holder of MDBC Common Stock (i) does not submit a properly completed Election Form before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its rights pursuant to Section 2.6(b) of this Agreement, then the shares of MDBC Common Stock held by such holder shall be designated “No-Election Shares.”  Nominee record holders who hold MDBC Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

For purposes of this Section 2.2, any Objecting MDBC Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares.

(c) Mixed Election.  Subject to the immediately following sentence, each record holder of shares of MDBC Common Stock immediately prior to the Closing Date shall be entitled to elect to receive the Common Stock Consideration for a portion of such holder’s shares of MDBC Common Stock and the Cash Consideration for the remaining portion of such holder’s shares of MDBC Common Stock (a “Mixed Election”).  With respect to each holder of MDBC Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.2(e) below, the shares of MDBC Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d) Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither OLB, MDBC, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Allocation.  Subject and after giving effect to Section 2.2(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of MDBC Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i) Aggregate Common Stock Consideration Equal to or more than Ninety-Five  Percent.  If the number of Common Stock Election Shares is equal to or more than ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, then:

(1) All Cash Election Shares (subject to Section 2.6 with respect to MDBC Objecting Shares) shall be converted into the right to receive the Cash Consideration; and

(2) All Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive the Common Stock Consideration;

such that the aggregate number of Common Stock Election Shares is at least ninety-five (95%), and the aggregate number of Cash Election Shares is no more than five percent (5%), of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date.

(ii) Aggregate Common Stock Consideration Undersubscribed.  If the number of Common Stock Election Shares is less than ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, then:

(1) All No-Election Shares shall be converted into Common Stock Election Shares;

(2) All Common Stock Election Shares shall be converted into the right to receive the Common Stock Consideration;

(3) If all of the No-Election Shares are converted to Common Stock Election Shares under Section 2.2(e)(ii)(A) and the number of Common Stock Election Shares then remains less than ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Effective Date, then the Exchange Agent shall convert, on a pro rata basis as described in Section 2.2(e)(iii) below, a sufficient number of Cash Election Shares (excluding Objecting MDBC Shares) into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the number of Common Stock Election Shares (including No-Election Shares and Reallocated Common Stock Shares) equals ninety-five percent (95%) of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, and such Reallocated Common Stock Shares shall be converted into the right to receive the Common Stock Consideration; and

(4) All Cash Election Shares (subject to Section 2.6 with respect to MDBC Objecting Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration;

such that the aggregate number of Common Stock Election Shares is at least ninety-five percent (95%), and the aggregate number of Cash Election Shares is no more than five percent (5%), of the total number of shares of MDBC Common Stock issued and outstanding on the Closing Date, unless otherwise authorized and agreed to by OLB at its sole and absolute discretion.

(iii) Pro Rata Reallocations.  If the Exchange Agent is required pursuant to Section 2.2(e)(ii)(C) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Election Shares.

(f) Cancellation of Certain Common Stock.  Notwithstanding any other provision of this Section 2.2, at the Effective Time, each share of MDBC Common Stock that is owned, directly or indirectly, by OLB or any of its Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted) shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

Section 2.3	OLB Common Stock.

Each share of OLB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

Section 2.4	[Intentionally Omitted.]

Section 2.5	Fractional Shares.

No fractional shares of OLB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger.  Any former holder of MDBC Common Stock who would otherwise be entitled to receive a fraction of a share of OLB Common Stock shall receive, in lieu thereof, cash in an amount equal to the product of (i) the amount of the Cash Consideration and (ii) the fraction of a share (rounded down to the nearest ten-thousandths) of OLB Common Stock to which such holder would otherwise be entitled to receive pursuant to this Article II.

Section 2.6	Objecting MDBC Common Stockholders.

(a) The MDBC Common Stock held by any MDBC Common Stockholder that objects to the Merger and complies with the procedures set forth under MGCL, will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 3-202 of the MGCL.

(b) If any such holder of MDBC Common Stock shall have failed to comply with Section 3-203 of the MGCL, or shall have effectively withdrawn or lost the right granted thereunder, and if such holder delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting MDBC Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.  If any such holder of MDBC Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting MDBC Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

(c) All payments in respect of Objecting MDBC Shares, if any, will be made by OLB.

Section 2.7	Surrender and Exchange of MDBC Common Stock Certificates.

(a) Subject to the other provisions of this Article II, on or immediately prior to the Effective Date, OLB shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of MDBC Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, and (ii) cash sufficient to pay the Cash Consideration (such cash and certificates for shares of OLB Common Stock being hereinafter referred to as the “Exchange Fund”).

(b) As soon as practicable after the Effective Time, and in no event later than five Business Days thereafter, the Exchange Agent shall mail to each person or Entity that was a MDBC Common Stockholder a letter of transmittal and instructions for use in effecting the surrender the MDBC Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(c) Each MDBC Common Stockholder, upon proper surrender of MDBC Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of OLB Common Stock to which such MDBC Common Stockholder shall have become entitled pursuant to the provisions of Section 2.2, and/or (ii) a check representing the amount of Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder.  Each MDBC Certificate so surrendered shall be cancelled.  Until so surrendered, each MDBC Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement.  Except as required by law, no interest shall be payable with respect to the Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares.  If any MDBC Common Stockholder is unable to locate any MDBC Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and OLB.

(d) The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the receipt by the Exchange Agent of the applicable MDBC Certificate(s) and duly executed Letters of Transmittal.

(e) No dividends or other distributions declared with respect to OLB Common Stock shall be paid to the holder of any unsurrendered MDBC Certificate until the holder thereof shall surrender such MDBC Certificate(s) in accordance with this Section 2.7.  Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund.  After the surrender of a MDBC Certificate in accordance with this Section 2.7, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OLB Common Stock represented by such MDBC Certificate.

(f) If any certificate representing shares of OLB Common Stock is to be issued in a name other than that in which the MDBC Certificate(s) surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the MDBC Certificate(s) so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of OLB Common Stock in any name other than that of the registered holder of the MDBC Certificate(s) surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) After the Effective Time, there shall be no transfers on the stock transfer books of MDBC of the shares of MDBC Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, MDBC Certificates (or stock options or stock purchase warrants) are presented for transfer they shall be cancelled and exchanged for cash and certificates representing shares of OLB Common Stock as provided in this Article II.

(h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of OLB Common Stock shall be issued upon the surrender for exchange of MDBC Certificates, no dividend or distribution with respect to OLB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB.  In lieu of the issuance of any such fractional share, OLB shall pay to each holder of MDBC Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the amount of the Cash Consideration by (ii) the fraction of a share (rounded to the nearest ten-thousandths when expressed in decimal form) of OLB Common Stock to which such holder would otherwise be entitled to receive pursuant to this Article II, rounded down to the nearest ten-thousandths.

(i) Any portion of the Exchange Fund that remains unclaimed by the MDBC Common Stockholders for 12 months after the Effective Time shall be paid to OLB.  Any MDBC Common Stockholders who have not theretofore complied with this Section 2.7 shall thereafter look only to OLB for payment of the Merger Consideration deliverable in respect of each share of MDBC Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.  Notwithstanding the foregoing, MDBC, OLB, the Exchange Agent or any other person shall not be liable to any former holder of MDBC Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.8	Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a) Preclude any of the OLB Companies from acquiring or assuming, or to limit in any way the right of any of the OLB Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any other financial services institution or other Entity, whether by issuance or exchange of OLB Common Stock or any securities convertible into shares of OLB Common Stock, unless such transaction would result in a Material Adverse Effect on OLB;

(b) Preclude OLB from issuing, or to limit in any way the right of OLB to issue, prior to five Business Days before the Effective Date, OLB Common Stock, or other securities;

(c) Preclude OLB from granting employee, director, or compensatory options at any time with respect to OLB Common Stock or other securities in the ordinary course of business;

(d) Preclude option holders or plan participants of OLB from exercising options at any time with respect to OLB Common Stock or other securities; or

(e) Preclude any of the OLB Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF MDBC

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of this Article III and delivered concurrently with this Agreement, MDBC hereby represents and warrants to OLB as follows:

Section 3.1	Organization.

(a) MDBC is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland.  MDBC is a bank holding company duly registered under the BHC Act.  MDBC has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  MDBC is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on MDBC, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b) MDB&T is a bank duly organized, validly existing and in good standing under the laws of the United States of America. MDB&T has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. MDB&T is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on MDBC, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of MDB&T are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) MDBC Disclosure Schedule 3.1(d) contains a complete and accurate list of all Subsidiaries of MDBC and MDB&T.  Each such Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on MDBC, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e) The respective minute books of MDBC and each MDBC Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with normal business practice of MDBC or any MDBC Subsidiary.

(f) MDBC has delivered to OLB true and correct copies of the articles of incorporation and bylaws of MDBC, and the articles of incorporation, articles of association, articles of organization, bylaws and operating agreement for each MDBC Subsidiary, as applicable, and each as in effect on the date hereof.

(g) MDBC Disclosure Schedule 3.1(g) contains a complete and accurate list of all Subsidiaries that are no longer operational or provide any business function for or on behalf of MDBC or MDB&T (the “Non-Operational Subsidiaries”).

Section 3.2	Capitalization.

(a) The authorized capital stock of MDBC consists of (i) ten million (10,000,000) shares of common stock, $0.01 par value per share (“MDBC Common Stock”), of which, as of the date of this Agreement, 646,626 shares are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights, except as may be defined in MDBC’s articles of incorporation, and were not issued in violation of the preemptive rights of any person or in violation of any applicable federal or state securities law, and (ii) five million (5,000,000) shares of preferred stock, $0.01 par value per share (“MDBC Preferred Stock”), of which none are issued and outstanding.

(b) MDBC owns, directly or indirectly, all of the capital stock of the MDBC Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in MDBC Disclosure Schedule 3.2(b).  Except as set forth in MDBC Disclosure Schedule 3.2(b), MDBC has not issued nor is MDBC bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of MDBC Common Stock, MDBC Preferred Stock, or any other security of MDBC or any securities representing the right to vote, purchase or otherwise receive any shares of MDBC Common Stock, MDBC Preferred Stock, or any other security of MDBC.  Accordingly, there will be no more than 646,626 shares of MDBC Common Stock issued and outstanding on a fully diluted basis, and there will be no shares of MDBC Preferred Stock issued and outstanding.

(c) Except as set forth on MDBC Disclosure Schedule 3.2(c), no person or group is the beneficial owner of 5% or more of the outstanding shares of MDBC Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section 3.3	Authority; No Violation.

(a) MDBC has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to receipt of all necessary approvals of Regulatory Authorities and approval of this Agreement by the MDBC Common Stockholders.  The execution and delivery of this Agreement by MDBC and the consummation by MDBC of the Merger have been duly and validly approved by the board of directors of MDBC and, except for approval by the MDBC Common Stockholders as required by the MGCL and MDBC’s articles of incorporation, no other corporate proceedings on the part of MDBC are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by MDBC and, subject to approval by the stockholders of MDBC and subject to receipt of the required approvals of Regulatory Authorities, constitutes the valid and binding obligation of MDBC, enforceable against MDBC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by MDBC and consummation of the Contemplated Transactions, subject to receipt of approvals from the MDBC Common Stockholders and the Regulatory Authorities, and MDBC’s and OLB’s compliance with any conditions contained in the Agreement, and compliance by MDBC or any MDBC Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association, or bylaws of MDBC or any MDBC Subsidiary;

(ii) Violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to MDBC or any MDBC Subsidiary or any of their respective properties or assets; or

(iii) Except as described in MDBC Disclosure Schedule 3.3(b) or pursuant to which consent notification is required as set forth in MDBC Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of MDBC or any MDBC Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which MDBC or any MDBC Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on MDBC.

(c) MDB&T has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to receipt of the required approvals of Regulatory Authorities.  The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of MDB&T and, other than the approval of the Bank Merger Agreement by MDBC as the sole stockholder of MDB&T as required by law, no further corporate proceedings of MDB&T are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby.  The Bank Merger Agreement has been duly authorized and upon execution and delivery by MDB&T, it will be a legal, valid and binding agreement of MDB&T enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  At the Closing, all other agreements, documents and instruments to be executed and delivered by MDB&T that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by MDB&T and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligation of MDB&T, enforceable against MDB&T in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 3.4	Consents.

No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in MDBC Disclosure Schedule 3.4, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by MDBC or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, and compliance with any conditions contained therein, and subject to the approval of this Agreement by the MDBC Common Stockholders as required by MDBC’s articles of incorporation, MDBC’s bylaws, and the MGCL, the consummation of the Contemplated Transactions by MDBC, except where the failure to obtain such consent, approval, filing or registration would not have a material effect on MDBC.

Section 3.5	Financial Statements.

(a) MDBC has previously delivered the MDBC Financials to OLB, except those pertaining to quarterly and monthly periods commencing after July 31, 2010, which it will deliver by each respective delivery date.  The delivered MDBC Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of MDBC as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and footnotes thereto.

(b) MDBC did not, as of the date of the MDBC Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise that are not fully reflected or reserved against in the balance sheets included in the MDBC Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on MDBC and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section 3.6	No Material Adverse Effect.

Except as disclosed on MDBC Disclosure Schedule 3.6, neither MDBC nor any MDBC Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since June 30, 2010, which change has had a Material Adverse Effect on MDBC.

Section 3.7	Taxes.

(a) Except as disclosed on MDBC Disclosure Schedule 3.7(a), all MDBC Returns  required to be filed by or on behalf of the MDBC Companies have been duly filed on a timely basis and such MDBC Returns are true, complete and correct in all material respects, or requests for extensions to file the MDBC Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on MDBC.  All MDBC Taxes shown to be due and payable on the MDBC Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the MDBC Financials for the payment of such MDBC Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the MDBC Companies.  Each of the MDBC Companies has withheld and paid over all MDBC Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  There are no Liens on any of the assets of the MDBC Companies with respect to MDBC Taxes, other than Liens for MDBC Taxes not yet due and payable.

(b) Except as disclosed on MDBC Disclosure Schedule 3.7(b), no deficiencies for MDBC Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the MDBC Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the MDBC Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on MDBC.  There are no pending audits relating to any MDBC tax liability of the MDBC Companies to which any of the MDBC Companies has received written notice.  Except as disclosed on MDBC Disclosure Schedule 3.7(b), none of the MDBC Companies is a party to any action or proceeding for assessment or collection of MDBC Taxes, nor have such events been asserted or, to the Knowledge of MDBC, threatened against any of the MDBC Companies or any of their assets.  No waiver or extension of any statute of limitations relating to MDBC Taxes is in effect with respect to the MDBC Companies.  No power of attorney has been executed by any of the MDBC Companies with respect to any MDBC tax matter that is currently in force.

(c) MDB&T has disclosed on its federal income tax MDBC Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC.  None of the MDBC Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  None of the property of the MDBC Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC).  Except as disclosed on MDBC Disclosure Schedule 3.7(c), none of the MDBC Companies is a party to any MDBC tax sharing agreement or has any continuing obligations under any prior MDBC tax sharing agreement.  None of the MDBC Companies is, or has been, a member of any other affiliated, consolidated, combined, unitary or similar group for MDBC tax purposes.

(d) None of the MDBC Companies has taken or agreed to take any action that would, or failed to take any action the omission of which would, prevent or impede the Merger from qualifying as a reorganization under Section 368 of IRC.  None of the MDBC Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e) As used in this Agreement, the term “MDBC Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the MDBC Companies is required to pay, withhold or collect.  As used in this Agreement, the term “MDBC Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any MDBC Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f) A true and complete copy of the federal income tax returns of the MDBC Companies as filed with the IRS for the year ended December 31, 2008 has been furnished to OLB, and a true and complete copy of the federal income tax returns of the MDBC Companies for the year ended December 31, 2009 will be furnished to OLB, no later than September 15, 2010.

(g) A true and complete copy of the state income tax returns of the MDBC Companies as filed with the State of Maryland for the year ended December 31, 2008 has been furnished to OLB, and a true and complete copy of the state income tax returns of the MDBC Companies for the year ended December 31, 2009 will be furnished to OLB, no later than September 15, 2010.

Section 3.8	Contracts.

(a) Except as described in MDBC Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a), neither MDBC nor any MDBC Subsidiary is a party to or subject to:

(i) Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for “at will” arrangements;

(ii) Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

(iii) Any collective bargaining agreement with any labor union relating to employees;

(iv) Any agreement which by its terms limits the payment of dividends by MDBC or any MDBC Subsidiary;

(v) Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MDBC or any MDBC Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of MDB&T, and transactions in “federal funds,” or that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;

(vi) Any contract, other than this Agreement, which restricts or prohibits MDBC or any MDBC Subsidiary from engaging in any type of business permissible under applicable law;

(vii) Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii) Any contract involving intellectual property (other than contracts entered into in the ordinary course with customers and “shrink wrap” software licenses);

(ix) Except in the ordinary course of business, any lease for real property;

(x) Any contract or arrangement with any broker-dealer or investment adviser;

(xi) Any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xii) Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b) All the contracts, plans, arrangements and instruments listed in MDBC Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a) are in full force and effect on the date hereof, and neither MDBC, any MDBC Subsidiary nor, to the Knowledge of MDBC, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, except where such breach or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MDBC.

Section 3.9	Ownership of Personal Property; Insurance Coverage.

(a) MDBC and each MDBC Subsidiary has, or will have as to personal property acquired after the date hereof, good title to all material assets and properties owned by MDBC or such MDBC Subsidiary, whether personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the MDBC Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no Liens or mortgages, except:

(i) Those items that secure liabilities for borrowed money and that are described in MDBC Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;

(iii) Liens for current taxes not yet due and payable;

(iv) Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(v) The imperfections of title, easements and encumbrances, if any, as are not material in character, amount, or extent;

(vi) Dispositions and encumbrances for adequate consideration in the ordinary course of business.  MDBC and each MDBC Subsidiary have the right under leases of material properties used by MDBC or such MDBC Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them;

(vii) Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on MDBC;

(viii) As reflected as a liability in the MDBC Financials or the footnotes thereto; and

(ix)   Personal property that is not transferring to OLB as described in MDBC Disclosure Schedule 1.3(b)(v).

(b) With respect to all agreements pursuant to which MDBC or any MDBC Subsidiary has purchased securities subject to an agreement to resell, if any, MDBC or such MDBC Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) MDBC and each MDBC Subsidiary maintain insurance in amounts considered by MDBC to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither MDBC nor any MDBC Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(d) MDBC and each MDBC Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section 3.10	Litigation and Other Proceedings.

Except as disclosed on MDBC Disclosure Schedule 3.10, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of MDBC, threatened before any court or administrative body in any manner against any of the MDBC Companies or any of their properties or capital stock.  None of the litigation disclosed on MDBC Disclosure Schedule 3.10 will have a Material Adverse Effect on the MDBC Companies.  MDBC does not know of any basis on which any pending or threatened litigation or proceeding could reasonably be expected to (i) have a Material Adverse Effect on the MDBC Companies, (ii) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (iii) materially impair or delay the ability of the MDBC Companies to perform their obligations under this Agreement.  None of the MDBC Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.11	Compliance with Applicable Law.

Except as disclosed on MDBC Disclosure Schedule 3.11:

(a) Each of the MDBC Companies holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure, consumer privacy and currency transaction reporting);

(b) Each of the MDBC Companies has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith;

(c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of MDBC, investigation into the business or operations of the MDBC Companies;

(d) Neither MDBC nor any MDBC Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that MDBC or any MDBC Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to MDBC or any MDBC Subsidiary;

(iii) Requiring or threatening to require MDBC or any MDBC Subsidiary, or indicating that MDBC or any MDBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of MDBC or any MDBC Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of MDBC or any MDBC Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to MDBC or MDB&T, herein referred to as a “MDBC Regulatory Agreement”);

(e) Neither MDBC nor any MDBC Subsidiary has received, consented to, or entered into any MDBC Regulatory Agreement;

(f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any MDBC Regulatory Agreement; and

(g) There is no injunction, order, judgment or decree imposed upon MDBC or any MDBC Subsidiary or the assets of MDBC or any MDBC Subsidiary.

Section 3.12	Labor Matters.

There are no labor or collective bargaining agreements to which MDBC or any MDBC Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of MDBC, threatened against MDBC or any MDBC Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of MDBC, threatened against MDBC or any MDBC Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of MDBC, threatened against MDBC or any MDBC Subsidiary (other than routine employee grievances that are not related to union employees). MDBC and each MDBC Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. MDBC and each MDBC Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. Except as disclosed on MDBC Disclosure Schedule 3.10, there are no pending or, to the Knowledge of MDBC, threatened claims or suits against MDBC or any MDBC Subsidiary under any labor or employment law or brought or made by a current or former employee or applicant.

Section 3.13	ERISA.

(a) MDBC has identified in MDBC Disclosure Schedule 3.13(a) the MDBC Benefit Plans and provided a copy of all available written documents including:

(i) The most recent actuarial reports (if any) and financial reports MDBC has received relating to those MDBC Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(ii) The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to such MDBC Benefit Plans that have been  filed with the United States Department of Labor;

(iii) The most recent favorable determination letters issued by the IRS which pertain to any such MDBC Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the MDBC Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b) MDBC and any MDBC ERISA Affiliate have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for all applicable periods through the Effective Date.  Except as disclosed in MDBC Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by MDBC or any MDBC ERISA Affiliate, has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC.  To the Knowledge of MDBC, no circumstance has occurred for which  any reportable event under ERISA Section 4043(b) has been or would be required which has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on MDBC Disclosure Schedule 3.13(b), no MDBC Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date no condition will exist which will present a material risk to OLB of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such MDBC Benefit Plan.

(c) Neither MDBC nor any MDBC ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each MDBC Benefit Plan substantially complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the MDBC Benefit Plan, and each MDBC Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of the law and all regulations issued thereunder. Each MDBC pension plan which is intended to be qualified under Section 401(a) of the IRC and its trust exempt from federal income tax under IRC Section 501(a) has received a favorable determination letter from the IRS, and to the Knowledge of MDBC there are no circumstances that will or could result in revocation of any such favorable determination letter. To the knowledge of MDBC, and without limiting the foregoing, the following are true:

(i) Each MDBC Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an adjusted funding target attainment percentage (“AFTAP”) determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436.

(ii) Each MDBC Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA.

(iii) With respect to each MDBC Benefit Plan, MDBC is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA;

(iv) Except as disclosed in MDBC Disclosure Schedule 3.13(a), no MDBC Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v) No MDBC Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no MDBC Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi) No MDBC welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii) All MDBC welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii) With respect to each MDBC Benefit Plan, MDBC or any MDBC ERISA Affiliate, has the authority to amend or terminate the MDBC Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the MDBC Benefit Plan.

(e) There is no existing, or, to the Knowledge of MDBC, contemplated, audit of any MDBC Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, to the Knowledge of MDBC, there are no pending or threatened claims by, on behalf of or with respect to any MDBC Benefit Plan, or by or on behalf of any individual participant or beneficiary of any MDBC Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of MDBC, is there any basis for such claim.

(f) Except as disclosed on MDBC Disclosure Schedule 3.13(f), no payment contemplated or required by or under any MDBC Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g) Neither MDBC nor any MDBC Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any MDBC Benefit Plan).

Section 3.14	Brokers and Finders.

Neither MDBC, any MDBC Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Monocacy Financial Advisors, LLC, whose engagement letter with MDBC is included in MDBC Disclosure Schedule 3.14.

Section 3.15	Real Property and Leases.

(a) MDBC Disclosure Schedule 3.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the MDBC Companies, including but not limited to all other real estate owned property (the “MDBC Real Property”).  True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on MDBC Disclosure Schedule 3.15(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered to OLB.

(b) No lease with respect to any MDBC Real Property and no deed with respect to any MDBC Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such MDBC Real Property.  Each of such leases is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the MDBC Companies or, to the Knowledge of MDBC, the other party thereunder, and, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the MDBC Companies.

(c) None of the buildings and structures located on any MDBC Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any MDBC Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the MDBC Companies.  No condemnation proceeding is pending or, to the Knowledge of MDBC, threatened, which would preclude or materially impair the use of any MDBC Real Property in the manner in which it is currently being used.

(d) The MDBC Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all MDBC Real Property and all improvements thereon, and all personal and intangible properties reflected in the MDBC Financials or acquired subsequent thereto, subject to no Liens of any kind except (i) as noted in the MDBC Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and  (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the MDBC Financials.  All MDBC Real Property used in the business of the MDBC Companies are in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of MDBC, are free from defects that could materially interfere with the current or future use of such facilities.

(e) Except as listed on MDBC Disclosure Schedule 3.15(e), there are no contracts, agreements or arrangements to sell, lease or otherwise dispose of any of the MDBC Real Property.

Section 3.16	Environmental Laws.

To the Knowledge of MDBC, each of the MDBC Companies is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the MDBC Companies.  None of the MDBC Companies     (i) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (ii) has generated, stored, or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (iii) is subject to any claim or lien under any Environmental Laws.  To the Knowledge of MDBC, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by any of the MDBC Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any real estate currently owned, leased or operated by any of the MDBC Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind.  None of the MDBC Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the MDBC Companies holds or has held a security interest.  To the Knowledge of MDBC, no asbestos or lead is now or has been contained in any MDBC Real Property owned by any of the MDBC Companies.  No MDBC Real Property is, or has been, an industrial site or a landfill during the tenure of the MDBC Companies or, to the Knowledge of MDBC, prior to such tenure.  MDBC has  furnished OLB true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each MDBC Real Property and any real property in which any of the MDBC Companies holds or held a security interest.

Section 3.17	Intellectual Property.

The MDBC Companies: (a) own or possess, or are licensed or otherwise have the right to use, all proprietary and intellectual property rights, including all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship (the “Proprietary Rights”), that are used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors; (b) are not bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which they claim to own or possess, license or otherwise have the right to use; and (c) are not infringing, diluting, misappropriating or violating, and have not received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person. To the Knowledge of MDBC, no other person is infringing, diluting, misappropriating or violating, nor have the MDBC Companies sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the MDBC Companies. The MDBC Companies take all reasonable actions to protect and maintain all (y) material Proprietary Rights and (z) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment, and all associated documents (the “IT Assets”) owned or leased by the MDBC Companies operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of the MDBC Companies in connection with its business, and have not materially malfunctioned or failed within the past two years. To the Knowledge of MDBC, no person has gained material unauthorized access to the IT Assets owned or leased by the MDBC Companies. Each of the MDBC Companies has implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.18	Information to be Supplied.

(a) The information supplied by MDBC for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to stockholders of MDBC and OLB, and up to and including the date of the MDBC and OLB Common Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by MDBC for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.19	Related Party Transactions.

(a) Except as set forth on MDBC Disclosure Schedule 3.19, or as is disclosed in the footnotes to the MDBC Financials, neither MDBC nor any MDBC Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of MDBC or any MDBC Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(b) Except as set forth in MDBC Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any MDBC Affiliate is presently in default or, during the 3-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default.  As of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

Section 3.20	Loans.

Except as set forth on the MDBC Disclosure Schedule 3.20, all loans reflected as assets in the MDBC Financials are being transferred with good and marketable title, free and clear of any and all Liens encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.  MDBC has disclosed to OLB on MDBC Disclosure Schedule 3.20, the amounts of all overdrafts occurring since July 31, 2010 and MDBC shall disclose promptly to OLB after the end of each month after the date hereof and on the Business Day before the Closing Date the amount of such overdrafts.

Section 3.21	Allowance for Loan Losses.

The allowance for loan losses reflected in MDBC’s and MDB&T’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the MDBC Financials has been and will be established and maintained in accordance with GAAP.  MDBC has disclosed to OLB on MDBC Disclosure Schedule 3.21 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of MDBC that MDBC has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and MDBC shall disclose promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date the amount of each such classification on an updated MDBC Disclosure Schedule 3.21.  The OREO and in-substance foreclosures included in any of MDB&T’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.  Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of MDB&T that MDB&T has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import occurring since July 31, 2010 shall be disclosed promptly to OLB on an  updated MDBC Disclosure Schedule 3.21.

Section 3.22	Community Reinvestment Act.

MDB&T is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder, and MDBC has supplied OLB with copies of MDB&T’s current CRA Statement, all letters and written comments received by MDB&T since March 26, 2007 pertaining thereto and any responses by MDB&T to such comments.  MDB&T has a rating of “satisfactory” as of its most recent CRA compliance examination and none of the MDBC Companies knows of any reason why MDB&T would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why any Regulatory Authority may seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of MDB&T under the CRA.

Section 3.23	Securities Activities of Employees.

The MDBC Companies and, to the Knowledge of MDBC, their officers, employees and agents are now, and at all times in the past have been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder applicable to broker-dealers.  The MDBC Companies and their officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the MDBC Companies or their officers, employees, or agents are now engaged or have been engaged in the past.

Section 3.24	Regulatory Approvals.

None of the MDBC Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.

Section 3.25	Stockholders’ List.

Attached hereto as MDBC Disclosure Schedule 3.25 is a list of the holders of shares of MDBC Common Stock containing their names, addresses and number of shares held of record, which stockholders’ list is in all respects complete and accurate.

Section 3.26	Books and Records.

(a) The minute books and stock ledgers of the MDBC Companies that have been made available to OLB, its representatives or affiliates constitute all of the minute books and stock ledgers of the MDBC Companies and contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof).  All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the MDBC Companies that have been requested by OLB have been made available to OLB, its representatives or affiliates, and are located at the offices of the MDBC Companies at 3220 Old Washington Rd., Waldorf, Maryland 20602.

(b) Each of the MDBC Companies makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the MDBC Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.27	Investment Securities.

None of the investments reflected in the MDBC Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since June 30, 2010, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of MDBC to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section 3.28	Reorganization.

As of the date hereof, MDBC does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  MDBC will not take any action that would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.

Section 3.29	Fairness Opinion.

MDBCs board of directors has received a written opinion from Monocacy Financial Advisors, LLC to the effect that, as of the date hereof, the consideration to be received by stockholders of MDBC pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of MDBC.

Section 3.30	Materials Provided to Stockholders.

MDBC has delivered to OLB copies of MDBC’s proxy materials used, or to be used, in connection with its meetings of stockholders held in 2008, 2009 and 2010, along with any other form of correspondence between MDBC and its stockholders during that time period.

Section 3.31	Absence of Certain Changes.

Except as disclosed in MDBC Disclosure Schedule 3.31 and provided for or contemplated in this Agreement, since June 30, 2010 there has not been:

(a) Any material transaction by MDBC or any MDBC Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b) Any acquisition or disposition by MDBC or any MDBC Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than fifty thousand dollars ($50,000), other than acquisitions or dispositions made in the ordinary course of business;

(c) Any Lien on any of the respective properties or assets of MDBC or any MDBC Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (i.e., Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d) Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of MDBC or any MDBC Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.1(d);

(e) Any incurring of, assumption of, or taking of, by MDBC or any MDBC Subsidiary, any property subject to, any liability in excess of fifty thousand dollars ($50,000), except for liabilities incurred or assumed or property taken subsequent to July 31, 2010 in the ordinary course of business and in conformity with past practices;

(f) Any material alteration in the manner of keeping the books, accounts, or records of MDBC or any MDBC Subsidiary, or in the accounting policies or practices therein reflected;

(g) Any elimination of employee benefits;

(h) Any deferred routine maintenance of real property or leased premises;

(i) Any elimination of a reserve where the liability related to such reserve has remained;

(j) Any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(k) Any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.32	Absence of Undisclosed Liabilities.

Neither MDBC nor any MDBC Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the MDBC Financials delivered to OLB prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.  Except as disclosed in MDBC Disclosure Schedule 3.32, since June 30, 2010, neither MDBC nor any MDBC Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

Section 3.33	No Option Plans or Convertible Securities.

The MDBC Companies have never issued any Rights, or adopted any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any individual or Entity to receive a Right.

Section 3.34	Disclosure.

The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III, in light of the circumstances under which they were made, not misleading.  The schedules delivered by MDBC pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OLB

Except as otherwise disclosed in one or more schedules numbered to correspond to the following Sections of this Article IV and delivered concurrently with this Agreement, OLB hereby represents and warrants to MDBC as follows:

Section 4.1	Organization.

(a) OLB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland.  OLB is a bank holding company duly registered under the BHC Act.  OLB has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  OLB is duly licensed, registered, or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered, or qualified will not have a Material Adverse Effect on OLB, and all the licenses, registrations and qualifications are in full force and effect in all material respects.

(b) Old Line is a bank duly organized, validly existing and in good standing under the laws of the State of Maryland.  Old Line has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Old Line is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c) The deposits of Old Line are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d) OLB Disclosure Schedule 4.1(d) contains a complete and accurate list of all Subsidiaries of OLB and Old Line.

(e) The respective minute books of OLB and each OLB Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors, including committees, in each case in accordance with the normal business practice of OLB and the OLB Subsidiary.

(f) OLB has delivered to MDBC true and correct copies of the articles of incorporation and bylaws of OLB and the articles of incorporation, articles of association, articles of organization, bylaws and operating agreement of each OLB Subsidiary, as applicable, each as in effect on the date hereof.

Section 4.2	Capitalization.

(a) The authorized capital stock of OLB consists of (a) fifteen million (15,000,000) shares of common stock, $0.01 par value per share (“OLB Common Stock”), of which, as of July 20, 2010, 3,880,005 shares are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights, and were not issued in violation of any applicable federal or state securities law, and (b) one million shares (1,000,000) shares of preferred stock, $0.01 par value per share (“OLB Preferred Stock”), with seven thousand (7,000) shares of OLB Preferred Stock being classified as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of which none are issued and outstanding.

(b) OLB owns, directly or indirectly, all of the capital stock of the OLB Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in OLB Disclosure Schedule 4.2(b).  Except as set forth in OLB Disclosure Schedule 4.2(b), OLB has not issued nor is OLB bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of OLB Common Stock or any other security of OLB or any securities representing the right to vote, purchase or otherwise receive any shares of OLB Common Stock or any other security of OLB.

Section 4.3	Authority; No Violation.

(a) OLB has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to receipt of all necessary approvals of Regulatory Authorities and approval of this Agreement by the OLB Common Stockholders.  The execution and delivery of this Agreement by OLB and the consummation by OLB of the Merger have been duly and validly approved by the board of directors of OLB and, except for approval by the OLB Common Stockholders as required by the MGCL and OLB’s articles of incorporation, no other corporate proceedings on the part of OLB are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by OLB and, subject to approval by the stockholders of OLB and subject to receipt of the required approvals of Regulatory Authorities, constitutes the valid and binding obligation of OLB, enforceable against OLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by OLB and consummation of the Contemplated Transactions, subject to receipt of approvals from the OLB Common Stockholders and the Regulatory Authorities, and OLB’s and MDBC’s compliance with any conditions contained therein, the consummation of the Merger, and compliance by OLB or any OLB Subsidiary with any of the terms or provisions hereof, do not and will not:

(i) Conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association, or bylaws of OLB or any OLB Subsidiary;

(ii) Violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to OLB or any OLB Subsidiary or any of their respective properties or assets; or

(iii) Except as described in OLB Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of OLB or any OLB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which OLB or any OLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on OLB.

(c) Old Line has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to receipt of the required approvals of Regulatory Authorities.  The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Old Line and, other than the approval of the Bank Merger Agreement by OLB as the sole stockholder of Old Line as required by law, no further corporate proceedings of Old Line are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby.  The Bank Merger Agreement has been duly authorized and upon execution and delivery by Old Line, it will be a legal, valid and binding agreement of Old Line enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  At the Closing, all other agreements, documents and instruments to be executed and delivered by Old Line that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Old Line and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligation of Old Line, enforceable against Old Line in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 4.4	Consents.

No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in OLB Disclosure Schedule 4.4, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by OLB or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities, and compliance with any conditions contained therein, and subject to the approval of this Agreement by the OLB Common Stockholders as required by OLB’s articles of incorporation, OLB’s bylaws, and the MGCL, the consummation of the Merger by OLB, except where the failure to obtain such consent, approval, filing or registration would not have a material effect on OLB.

Section 4.5	Financial Statements.

(a) OLB has previously delivered the OLB Financials to MDBC, except those pertaining to quarterly and monthly periods commencing after July 31, 2010, which it will deliver by each respective delivery date.  The delivered OLB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of OLB as of and for the periods ended on the dates thereof, and have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and footnotes thereto.

(b) OLB did not, as of the date of the OLB Financials or any subsequent date, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the OLB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on OLB and subject, in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

Section 4.6	No Material Adverse Effect.

Neither OLB nor any OLB Subsidiary has suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition results of operations or any damage destruction or loss, whether or not covered by insurance, since June 30, 2010, which change has had a Material Adverse Effect on OLB.

Section 4.7	Taxes.

(a) All OLB Returns  required to be filed by or on behalf of the OLB Companies have been duly filed on a timely basis and such OLB Returns are true, complete and correct in all material respects, or requests for extensions to file the OLB Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on the OLB Companies.  All OLB Tax shown to be due and payable on the OLB Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the OLB Financials for the payment of such OLB Tax, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies.  Each of the OLB Companies has withheld and paid over all OLB Tax required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  There are no Liens on any of the assets of the OLB Companies with respect to OLB Tax, other than Liens for OLB Tax not yet due and payable.

(b) No deficiencies for OLB Tax have been claimed, proposed or assessed by any taxing or other governmental authority against the OLB Companies which have not been settled, closed or reached a final determination, or which have not been adequately reserved for in the OLB Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies.  There are no pending audits relating to any OLB Tax liability to which any of the OLB Companies has received written notice.  None of the OLB Companies is a party to any action or proceeding for assessment or collection of OLB Tax, nor have such events been asserted or, to the Knowledge of OLB, threatened against any of the OLB Companies or any of their assets.  No waiver or extension of any statute of limitations relating to OLB Tax is in effect with respect to the OLB Companies.  No power of attorney has been executed by any of the OLB Companies with respect to any OLB Tax matter which is currently in force.

(c) Old Line has disclosed on its federal income tax OLB Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC.  None of the OLB Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  None of the property of the OLB Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC).  None of the OLB Companies is a party to any OLB Tax sharing agreement or has any continuing obligations under any prior OLB Tax sharing agreement.  None of the OLB Companies is, or has been, a member of any other affiliated, consolidated, combined, unitary or similar group for OLB Tax purposes.

(d) None of the OLB Companies has taken or agreed to take any action that would, or failed to take any action the omission of which would, prevent or impede the Merger from qualifying as a reorganization under Section 368 of the IRC.  None of the OLB Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e) As used in this Agreement, the term “OLB Taxes” shall collectively mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any of the OLB Companies is required to pay, withhold or collect.  As used in this Agreement, the term “OLB Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any OLB Tax, including information returns or reports with respect to backup withholding and other payments to third parties.

(f) True and complete copies of the federal income tax returns of the OLB Companies as filed with the IRS for the years ended December 31, 2008 and 2009 have been furnished to MDBC.  True and complete copies of all state tax returns of the OLB Companies as filed with the State of Maryland for the years ended December 31, 2008 and 2009, have been furnished to MDBC.

Section 4.8	Contracts.

(a) Except as described in OLB Disclosure Schedule 4.8(a) or 4.15(a), neither OLB nor any OLB Subsidiary is a party to or subject to:

(i) Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with any officer, director, employee, independent contractor, agent, or other person, except for “at will” arrangements;

(ii) Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

(iii) Any collective bargaining agreement with any labor union relating to employees;

(iv) Any agreement which by its terms limits the payment of dividends by OLB or any OLB Subsidiary;

(v) Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which OLB or any OLB Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Old Line, and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;

(vi) Any contract, other than this Agreement, which restricts or prohibits OLB or any OLB Subsidiary from engaging in any type of business permissible under applicable law;

(vii) Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii) Any contract involving intellectual property (other than contracts entered into in the ordinary course with customers and “shrink wrap” software licenses);

(ix) Except in the ordinary course of business, any lease for real property;

(x) Any contract or arrangement with any broker-dealer or investment adviser;

(xi) Any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xii) Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b) All the contracts, plans, arrangements and instruments listed in OLB Disclosure Schedule 4.8(a) or 4.15(a) are in full force and effect on the date hereof, and neither OLB, any OLB Subsidiary nor, to the Knowledge of OLB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, except where such breach or default is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on OLB.

Section 4.9	Ownership of Personal Property; Insurance Coverage.

(a) OLB and each OLB Subsidiary has, or will have as to personal property acquired after the date hereof, good title to all material assets and properties owned by OLB or such OLB Subsidiary, whether personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the OLB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, Liens, or mortgages, except:

(i) Those items that secure liabilities for borrowed money and that are described in OLB Disclosure Schedule 4.9(a) or permitted under Article V hereof;

(ii) Statutory Liens for amounts not yet delinquent or which are being contested in good faith;

(iii) Liens for current taxes not yet due and payable;

(iv) Pledges to secure deposits and other Liens incurred in the ordinary course of business of banking;

(v) The imperfections of title, easements and encumbrances, if any, as are not material in character, amount, or extent;

(vi) Dispositions and encumbrances for adequate consideration in the ordinary course of business.  OLB and each OLB Subsidiary have the right under leases of material properties used by OLB or such OLB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them;

(vii) Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect on OLB; and

(viii) As reflected as a liability in the OLB Financials or the footnotes thereto.

(b) With respect to all agreements pursuant to which OLB or any OLB Subsidiary has purchased securities subject to an agreement to resell, if any, OLB or such OLB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) OLB and each OLB Subsidiary maintain insurance in amounts considered by OLB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither OLB nor any OLB Subsidiary has received notice from any insurance carrier that:

(i) The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii) Premium costs with respect to such insurance will be substantially increased.

(d) OLB and each OLB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

Section 4.10	Litigation and Other Proceedings.

There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the Knowledge of OLB, threatened before any court or administrative body in any manner against any of the OLB Companies or any of their properties or capital stock.  OLB does not know of any basis on which any pending or threatened litigation or proceeding could reasonably be expected to (i) have a Material Adverse Effect on the OLB Companies, (ii) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (iii) materially impair or delay the ability of the OLB Companies to perform their obligations under this Agreement.  None of the OLB Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.11	Compliance with Applicable Law.

(a) Each of the OLB Companies holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its respective businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure, consumer privacy and currency transaction reporting);

(b) Each of the OLB Companies has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith;

(c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of OLB, investigation into the business or operations of the OLB Companies;

(d) Neither OLB nor any OLB Subsidiary has received any notification or communication from any Regulatory Authority:

(i) Asserting that OLB or any OLB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii) Threatening to revoke any license, franchise, permit or governmental authorization that is material to OLB or any OLB Subsidiary;

(iii) Requiring or threatening to require OLB or any OLB Subsidiary, or indicating that OLB or any OLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of OLB or any OLB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv) Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of OLB or any OLB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to OLB or Old Line, herein referred to as a “OLB Regulatory Agreement”);

(e) Neither OLB nor any OLB Subsidiary has received, consented to, or entered into any OLB Regulatory Agreement;

(f) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any OLB Regulatory Agreement; and

(g) There is no injunction, order, judgment or decree imposed upon OLB or any OLB Subsidiary or the assets of OLB or any OLB Subsidiary.

Section 4.12	Labor Matters.

There are no labor or collective bargaining agreements to which OLB or any OLB Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of OLB, threatened against OLB or any OLB Subsidiary (other than routine employee grievances that are not related to union employees). OLB and each OLB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. OLB and each OLB Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of OLB, threatened claims or suits against OLB or any OLB Subsidiary under any labor or employment law or brought or made by a current or former employee or applicant.

Section 4.13	ERISA.

(a) OLB has delivered to MDBC true and complete copies of the OLB Benefit Plans, all of which are identified in OLB Disclosure Schedule 4.13, together with:

(i) The most recent actuarial reports (if any) and financial reports relating to those OLB Benefit Plans that constitute “qualified plans” under IRC Section 401(a);

(ii) The most recent Form 5500, together with schedules and attachments, as required (if any) relating to such OLB Benefit Plans filed with the United States Department of Labor;

(iii) The most recent IRS notices, rulings, or determination letters which pertain to any such OLB Benefit Plans; and

(iv) Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the OLB Benefit Plans.

(b) Neither OLB nor any OLB ERISA Affiliate, and no OLB pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by OLB or any OLB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation, the Department of Labor or to the IRS with respect to any pension plan qualified under IRC Section 401(a) that liability has resulted or will result in a Material Adverse Effect with respect to OLB, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan that could result in a Material Adverse Effect on OLB.

(c) Neither OLB nor any OLB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d) Each OLB Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the OLB Benefit Plan, and each OLB Benefit Plan has at all times been administered in all material respects in accordance with all requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all requirements of law.  Each OLB pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC.  Each OLB pension plan is, and from its establishment, has been tax-exempt under Section 501(a) of the IRC.  No event has occurred that would jeopardize the qualified status of the plan or the tax-exempt status of any trust under Sections 401(a) and 501(a) of the IRC, respectively.  No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental authority, regulatory body or arbiter have been filed, are pending or are threatened with respect to any OLB Benefit Plan and there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any OLB Benefit Plan.  Without limiting the foregoing, the following are true:

(i) With respect to each OLB Benefit Plan, there has not occurred, and no person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the IRC or Section 408 of ERISA.

(ii) No OLB Benefit Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no OLB ERISA Affiliate has ever maintained or been obligated to contribute to any Defined Benefit Plan.

(iii) No OLB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC.

(iv) No OLB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no OLB Benefit Plan is subject to the laws or regulations of any jurisdiction other than the United States of America or one of its political subdivisions.

(v) No OLB welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC.

(vi) All OLB welfare plans and their related trusts comply in all material respects with and have been administered in compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all Department of Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) all U.S. Department of Labor regulations issued thereunder.

(vii) With respect to each OLB Benefit Plan maintained by OLB or any OLB ERISA Affiliate, each OLB Benefit Plan provides the plan sponsor the authority to amend or terminate the OLB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the OLB Benefit Plan.

(e) There is no existing, or, to the Knowledge of OLB, contemplated, audit of any OLB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, to the Knowledge of OLB, there are no pending or threatened claims by, on behalf of or with respect to any OLB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any OLB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of OLB, is there any basis for such claim.

(f) To the Knowledge of OLB, with respect to any services which OLB or any OLB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan), OLB and each OLB Subsidiary:

(i) Have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii) Have not engaged in any prohibited transactions (as defined in IRC Section 4975(c) or ERISA Section 406 for which an exemption does not exist);

(iii) Have not breached any duty imposed by ERISA; and

(iv) Have not otherwise incurred any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to any participant, beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services.

(g) Neither OLB nor any OLB Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan).

Section 4.14	Brokers and Finders.

Neither OLB, any OLB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Danielson Associates, LLC.

Section 4.15	Real Property and Leases.

(a) OLB Disclosure Schedule 4.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the OLB Companies, including but not limited to all other real estate owned property (the “OLB Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on OLB Disclosure Schedule 4.15(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been delivered to MDBC.

(b) No lease with respect to any OLB Real Property and no deed with respect to any OLB Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such OLB Real Property.  Each of such leases is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the OLB Companies or, to the Knowledge of OLB, the other party thereunder, and, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies.

(c) None of the buildings and structures located on any OLB Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any OLB Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the OLB Companies.  No condemnation proceeding is pending or, to the Knowledge of OLB, threatened, which would preclude or materially impair the use of any OLB Real Property in the manner in which it is currently being used.

(d) The OLB Companies have good and marketable title to, or a valid and enforceable leasehold interest in, all OLB Real Property and all improvements thereon, and all personal and intangible properties reflected in the OLB Financials or acquired subsequent thereto, subject to no Liens of any kind except (i) as noted in the OLB Financials, (ii) statutory Liens not yet delinquent,  (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (iv) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the OLB Financials.  All OLB Real Property used in the business of the OLB Companies are in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of OLB, are free from defects which could materially interfere with the current or future use of such facilities.

Section 4.16	Environmental Laws.

To the Knowledge of OLB, each of the OLB Companies is and has been in compliance with all terms and conditions of all applicable federal and state Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies.  None of the OLB Companies (i) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (ii) has generated, stored, or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (iii) is subject to any claim or lien under any Environmental Laws.  To the Knowledge of OLB, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by any of the OLB Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any real estate currently owned, leased or operated by any of the OLB Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind.  None of the OLB Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the OLB Companies holds or has held a security interest.  To the Knowledge of OLB, no asbestos or lead is now or has been contained in any OLB Real Property owned by any of the OLB Companies.  No OLB Real Property is, or has been, an industrial site or a landfill during the tenure of the OLB Companies or, to the Knowledge of OLB, prior to such tenure.  OLB has furnished MDBC true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each OLB Real Property and any real property in which any of the OLB Companies holds or held a security interest.

Section 4.17	Intellectual Property.

The OLB Companies: (a) own or possess, or are licensed or otherwise have the right to use, all Proprietary Rights that are used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors; (b)  are not bound by or a party to any licenses or agreements of any kind with respect to any Proprietary Rights which they claim to own or possess, license or otherwise have the right to use; and (c) are not infringing, diluting, misappropriating or violating, or received any communications alleging that any of them has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of any other person. To the Knowledge of OLB, no other person is infringing, diluting, misappropriating or violating, nor have the OLB Companies sent any communications alleging that any person has infringed, diluted, misappropriated or violated, any of the Proprietary Rights of the OLB Companies. OLB Companies take all reasonable actions to protect and maintain all (y) material Proprietary Rights and (z) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The IT Assets owned and leased by the OLB Companies operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of the OLB Companies in connection with its business, and have not materially malfunctioned or failed within the past two years. To the Knowledge of OLB, no person has gained material unauthorized access to the IT Assets owned or leased by the OLB Companies. Each of the OLB Companies has implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.18	Information to be Supplied.

(a) The information supplied by OLB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the OLB Common Stockholders and the MDBC Common Stockholders, and up to and including the date of the OLB and MDBC Common Stockholders’ Meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b) The information supplied by OLB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 4.19	Related Party Transactions.

(a) Except as set forth on OLB Disclosure Schedule 4.19, or as is disclosed in the footnotes to the OLB Financials, as of the date hereof, neither OLB nor any OLB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of OLB or any OLB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(b) As of the date hereof, no loan or credit accommodation to any OLB Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default.  As of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

Section 4.20	Loans.

Except as set forth on the OLB Disclosure Schedule 4.20 all loans reflected as assets in the OLB Financials are being transferred with good and marketable title, free and clear of any and all Liens encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected. OLB has disclosed to MDBC on OLB Disclosure Schedule 4.20 the amounts of all overdrafts occurring since July 31, 2010 and OLB shall disclose promptly to MDBC after the end of each month after the date hereof and on the Business Day before the Closing Date the amount of such overdrafts.

Section 4.21	Allowance for Loan Losses.

The allowance for loan losses reflected in OLB’s and Old Line’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the OLB Financials has been and will be established and maintained in accordance with GAAP.  OLB has disclosed to MDBC on OLB Disclosure Schedule 4.21 the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of OLB that OLB has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and OLB shall disclose promptly to MDBC after the end of each month after the date hereof and on the Business Day prior to the Closing Date the amount of each such classification on an updated OLB Disclosure Schedule 4.21.  The OREO and in-substance foreclosures included in any of Old Line’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.  Furthermore, true, complete and materially correct copies of reports containing the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Old Line that Old Line has classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import occurring since July 31, 2010 shall be disclosed promptly to MDBC on an updated OLB Disclosure Schedule 4.21.

Section 4.22	Community Reinvestment Act.

Old Line is in compliance in all material respects with the CRA and all regulations promulgated thereunder, and OLB has supplied MDBC with copies of Old Line’s current CRA Statement, all letters and written comments received by Old Line since April 25, 2007 pertaining thereto and any responses by Old Line to such comments.  Old Line has a rating of “satisfactory” as of its most recent CRA compliance examination and none of the OLB Companies knows of any reason why Old Line would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why any Regulatory Authority may seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of Old Line under the CRA.

Section 4.23	Securities Activities of Employees.

The OLB Companies and, to the Knowledge of OLB, their officers, employees and agents are now, and at all times in the past have been, in compliance with all applicable federal and state securities laws and any regulations promulgated thereunder applicable to broker-dealers.  The OLB Companies and their officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which the OLB Companies or their officers, employees, or agents are now engaged or have been engaged in the past.

Section 4.24	Regulatory Approvals.

None of the OLB Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.

Section 4.25	Books and Records.

(a) The minute books and stock ledgers of the OLB Companies that have been made available to MDBC, its representatives or affiliates constitute all of the minute books and stock ledgers of the OLB Companies and contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof).  All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the OLB Companies that have been requested by MDBC have been made available to MDBC, its representatives or affiliates, and are located at the offices of the OLB Companies at 1525 Pointer Ridge Place, Bowie, Maryland.

(b) Each of the OLB Companies makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the OLB Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.26	Investment Securities.

None of the investments reflected in the OLB Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since June 30, 2010, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of OLB to freely dispose of the investments at any time, and all of the investments comply with applicable laws, rules and regulations.

Section 4.27	Reorganization.

As of the date hereof, OLB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.  OLB will not take any action which would have the effect of causing the Merger not to qualify as a tax-free reorganization within the meaning of Section 368 of the IRC.

Section 4.28	Fairness Opinion.

OLB’s board of directors has received a written opinion from Danielson Associates, LLC to the effect that, as of the date hereof, the terms of this Agreement are fair, from a financial point of view, to the stockholders of OLB.

Section 4.29	Materials Provided to Stockholders.

OLB has delivered to MDBC copies of OLB’s proxy materials used, or to be used, in connection with its meetings of stockholders held in 2008, 2009 and 2010, along with any other form of correspondence between OLB and its stockholders during that time period.

Section 4.30	Absence of Undisclosed Liabilities.

Neither OLB nor any OLB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (i) except as disclosed in the OLB Financials delivered to MDBC prior to the date of this Agreement, or (ii) except as contemplated under this Agreement.  Since June 30, 2010, neither OLB nor any OLB Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable law.

Section 4.31	Disclosure.

The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV, in light of the circumstances under which they were made, not misleading.  The schedules delivered by OLB pursuant to this  Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1	Conduct of MDBC’s Business.

Through the Closing Date, MDBC shall, and shall cause each MDBC Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of OLB, which consent shall not be unreasonably withheld.  MDBC shall, and shall cause each MDBC Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of MDBC or the MDBC Subsidiaries and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of OLB, which consent shall not be unreasonably withheld.  Through the Closing Date, except as otherwise consented to in writing by OLB or as permitted by this Agreement, and except as may be required, in writing, by MDBC’s Regulatory Authority (in which case MDBC shall immediately provide OLB with a copy of such written document), MDBC shall not, and shall not permit any MDBC Subsidiary to:

(a) Change any provision of its articles of incorporation or of its bylaws;

(b) Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of MDBC capital stock;

(c) Grant any severance or termination pay, other than pursuant to policies or agreements of MDBC or any MDBC Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, compensation, “change-in-control,” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with MDBC or any MDBC Subsidiary;

(d) Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with MDBC or any MDBC Subsidiary, except for routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date; provided, however, that any increase in compensation for an executive officer of MDBC or any MDBC Subsidiary shall require the prior written consent of OLB;

(e) Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a Lien, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(f) Sell or otherwise dispose of any MDBC Real Property;

(g) Take any action that would result in any of the conditions set forth in     Article VI hereof not being satisfied, except as may be required by applicable law and after written consent or waiver from OLB;

(h) Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority except as required by Section 5.8(a)(iii) of this Agreement;

(i) Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing agreement to which it is a party;

(j) Implement any pension, retirement, profit-sharing, bonus, welfare benefit, or  similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent required by applicable law;

(k) Amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(l) Enter into, renew, extend, or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m) Enter into any interest rate swap, floor or cap, or similar commitment, agreement, or arrangement;

(n) Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(o) Purchase any security for its investment portfolio in any manner other than in conformance with existing policies;

(p) Except as set forth on MDBC Disclosure Schedule 5.1(p) or pursuant to the terms of any contracts set forth in MDBC Disclosure Schedule 3.3(b), make any new capital expenditure of fifty thousand dollars ($50,000) or more; or undertake or enter into any lease, contract or other commitment for its account;

(q) Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(r) Liquidate, merge with or into, or consolidate with, or be purchased or acquired by, any other financial institution or Entity (or agree to any merger, consolidation, affiliation, purchase, or acquisition) or permit (or agree to permit) any other financial institution or Entity to be merged with it or consolidate or affiliate with any other financial institution or Entity; acquire control over any other financial institution or Entity; or create any subsidiary; or acquire, lease, sell, convey, transfer or dispose (or agree to acquire, lease, sell, convey, transfer, or dispose) in any way any assets or any rights thereof of MDBC to any party other than OLB or an OLB Affiliate unless the failure to do so shall, in the good faith judgment of the MDBC board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty by MDBC’s directors under the laws of the State of Maryland;

(s) Enter into, grant, approve or extend any loan, credit facility, line of credit, or letter of credit (collectively, a “Credit Extension”) in excess of three hundred twenty-five thousand dollars ($325,000) in the aggregate to a single borrower as that term is defined in 12 C.F.R. Part 32; provided, however, MDBC may make a Credit Extension in excess of $325,000 if it emails the information and documentation regarding the proposed Credit Extension to James W. Cornelsen, Christine M. Rush and Joseph P. Burnett at OLB, prior to committing to make such Credit Extension, and OLB does not object to the Credit Extension within forty-eight hours, counted by Business Days, of receiving the related information; or

(t)  Agree to any of the foregoing.

Section 5.2	Conduct of OLB’s Business.

OLB shall, and shall cause each OLB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of OLB or the OLB Subsidiaries and others with whom business relationships exist.  Through the Closing Date, except as otherwise consented to in writing by MDBC or as permitted by this Agreement, OLB shall not, and shall not permit any OLB Subsidiary to:

(a) Change any provision of its articles of incorporation or of its bylaws, except as required by law, this Agreement or to effectuate the Contemplated Transactions;

(b) Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by applicable law and after written notification to MDBC;

(c) Repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any of the OLB Companies;

(d) Change any method, practice, or principle of accounting, except as may be required from time to time by law or changes in GAAP or by any Regulatory Authority;

(e) Take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(f)  Agree to any of the foregoing.

Section 5.3	Access; Confidentiality.

(a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.

(b) MDBC and OLB each agree that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. MDBC and OLB shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference.

Section 5.4	Regulatory Matters.

Through the Closing Date:

(a) OLB and MDBC shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by OLB and OLB’s counsel, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  OLB and MDBC shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b) MDBC and OLB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions.

(c) MDBC and OLB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects.  In connection therewith, MDBC and OLB shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

Section 5.5	Taking of Necessary Actions.

Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use their reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6	No Solicitation.

MDBC shall not, nor shall it authorize or permit any of its officers, directors, stockholders, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to:

(a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal;

(b) Enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c) Agree to or endorse any Acquisition Proposal;

unless the failure to do so shall, in the good faith judgment of the MDBC board of directors, after receipt of written advice of counsel, constitute a breach of fiduciary duty of the directors under the laws of the State of Maryland.  MDBC shall notify OLB as promptly as practicable (but in no event later than two Business Days), in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

As used herein, the term “Acquisition Proposal” means a bona fide written proposal for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of MDBC, any MDBC Subsidiary, or any other business combination involving MDBC or any MDBC Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, ten percent (10%) or more of the then outstanding shares of MDBC Common Stock or the then outstanding shares of common stock of any MDBC Subsidiary.

Section 5.7	Update of Disclosure Schedules.

Through the Closing Date, MDBC shall update the MDBC Disclosure Schedules, and OLB shall update the OLB Disclosure Schedules, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

Section 5.8	Other Undertakings by OLB and MDBC.

(a) Undertakings of MDBC.

(i) Stockholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, MDBC shall submit this Agreement to its stockholders for approval at the MDBC Common Stockholders’ Meeting with the recommendation that its stockholders approve this Agreement and the Merger.

Notwithstanding the foregoing, the board of directors of MDBC may withhold its recommendation or withdraw its recommendation to its stockholders only if (1) the board of directors shall be in receipt of a Superior Proposal, and (2) the board of directors of MDBC shall have determined that the failure to do so, after receipt of written advice of counsel, would constitute a breach of the MDBC directors’ fiduciary duty under Maryland law.  MDBC agrees that if the MDBC board of directors fails to recommend or withdraws its recommendation to its stockholders regarding the Merger, and the stockholders subsequently fail to approve the Merger, the OLB Termination Fee and provisions of Section 8.1(b) hereof will be applicable.

“Superior Proposal” means a bona fide written proposal or written offer (other than OLB or an OLB Affiliate) for an Acquisition Proposal on terms which the board of directors of MDBC concludes in good faith, based upon the advice of its financial advisors and after written advice from outside legal counsel, taking into account all the terms and conditions of the Acquisition Proposal (including the OLB Termination Fee), the legal, financial and regulatory aspects of the proposal, MDBC’s responsibilities under the MGCL and the person making the proposal, are in the aggregate more favorable to all the stockholders of MDBC than the Merger.

(ii) Environmental Assessments.

(1) OLB shall have the express right, but not the obligation, to conduct Environmental Assessments of the MDBC Companies’ assets, operations and secured interests, including, but not limited to, the MDBC Real Property owned or leased by any of the MDBC Companies.

(2) If OLB, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, OLB shall have the express right, but not the obligation, to further assess the recognized environmental conditions as OLB deems appropriate.

(3) OLB agrees to notify MDBC a reasonable time in advance of the Environmental Assessments scheduled pursuant to this Section 5.8(a)(ii).  MDBC agrees to permit OLB and its contractors, consultants, agents and representatives to (i) conduct such Environmental Assessments, (ii) have access to the properties, facilities, environmental documents and personnel of the MDBC Companies, and (iii) conduct such consultations with the persons or firms conducting such examinations, as OLB shall deem necessary; provided, however, that OLB and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the MDBC Companies.

(iii) Modification of Loan Policies.  Immediately prior to the Effective Date, each of MDBC and its Subsidiaries shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves, so as to be applied on a basis that is consistent with that of OLB; provided, however, that no such modifications or changes need be made prior to the satisfactions of the conditions set forth in Sections 6.1(c) and 6.1(i); and further provided, that in any event, no accrual or reserve made by MDBC or any of its Subsidiaries pursuant to this Section 5.8(a)(iii) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as a concurrence of MDBC or its management with any such adjustments.

(iv) OLB Right to Attend Board Meetings.  During the Pre-Closing Period, MDBC shall permit at least one representative from OLB to attend all board meetings and committee meetings of MDBC and MDB&T held, provided, that the representative shall leave such meeting during any period in which the board of directors of MDBC desires to discuss a bona fide written proposal or written offer (other than OLB or an OLB Affiliate) for an Acquisition Proposal.  Each of MDBC and MDB&T shall provide written notice of each meeting of its board of directors to OLB at the address provided in Section 8.6 of this Agreement, no later than 24 hours prior to each such meeting.

(v) Directors’ and Officers’ Liability Insurance.  Contemporaneously with the Closing, OLB shall purchase an extended reporting period, for a minimum of three years and not to exceed six years, for purposes of covering actions occurring prior to the Effective Time; provided, that the policy can be obtained for an aggregate 6-year cost not in excess of $436,452 (200% of the rate for the cost of director and officer liability insurance policy in effect as of the date of this Agreement).  OLB may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits; provided, however, that OLB may, at its option, replace at any time such policy with another policy having the same coverage rate.  In the event OLB is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of $436,452, OLB may obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to $436,452.

(vi) Dissolve Non-Operational Subsidiaries.  Prior to Closing, MDBC and MDB&T shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.

(b) Undertakings of OLB and MDBC.

(i) Filings and Approvals. OLB and MDBC shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and OLB will make all necessary regulatory filings within 30 days of the date hereof, including without limitation, (A) the Applications, (B) the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger, and (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii) Public Announcements.  OLB and MDBC shall consult upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary under applicable law.

(iii) Maintenance of Insurance.  OLB and each OLB Subsidiary, and MDBC and each MDBC Subsidiary, shall maintain insurance in such amounts as OLB and MDBC, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv) Maintenance of Books and Records. OLB and each OLB Subsidiary, and MDBC and each MDBC Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v) Taxes.  OLB and each OLB Subsidiary shall file all OLB Returns, and MDBC and each MDBC Subsidiary shall file all MDBC Returns, required to be filed by it, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi) In-House Operations.  OLB and MDBC shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations, and to the extent deemed commercially reasonable, shall terminate any in-house back office, support, processing or other operational activities or services of MDBC or any MDBC Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between OLB or any OLB Subsidiary (as OLB shall select) and MDBC for the provision of similar services to MDBC or any MDBC Subsidiary.

(vii) Delivery of Financial Statements.  OLB and MDBC shall each deliver to the other, by each respective delivery date, financial statements that fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(viii) Delivery of Regulatory Filings and Documents.  OLB and MDBC shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.

(c) Undertakings of OLB.

(i) Stockholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with the Exchange Act, applicable law, and this Agreement, OLB shall submit this Agreement to its stockholders for approval at the OLB Common Stockholders’ Meeting with the recommendation that its stockholders approve this Agreement and the Merger.

(ii) MDBC Director Nominees.

(1)           Subject to OLB’s articles of incorporation, bylaws, eligibility requirements of any Regulatory Authority relating to OLB and continuing fiduciary duties of the OLB board of directors, the OLB board of directors shall elect each of the MDBC Nominees to serve on the OLB board of directors, with G. Thomas Daugherty (or an applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2011 and Thomas B. Watts (or an applicable Replacement Nominee) elected to the class of directors whose terms expire at the annual meeting of stockholders of OLB to be held in 2013.  The MDBC Nominees shall be nominated to serve as directors of OLB at the annual meeting of stockholders of OLB held in 2011 in accordance with Section 1.3(d)(i).

(2)           OLB will (i) take such actions as are necessary to cause Old Line, subject to the fiduciary duties of the Old Line board of directors, Old Line’s articles of incorporation and bylaws and the eligibility requirements of any Regulatory Authority relating to Old Line, and provided that the applicable MDBC Nominee is not subject to a Disqualification Event, to nominate each MDBC Nominee to serve as a director of Old Line during any time, and for the same term that, such MDBC Nominee serves as a director of OLB, including compliance with Section 1.4(b), and (ii) will, as the sole stockholder of Old Line, vote to elect any MDBC Nominee so nominated by Old Line.

(iii) Employees, Severance Policy.

(1) Subject to OLB’s usual personnel and qualification policies, OLB will endeavor to continue the employment of each individual who is an MDBC employee on the Effective Date in a position that will contribute to the successful performance of the combined organization; provided, however, that no provision in this Agreement shall create any obligation of OLB to retain any MDBC employees or create any third party benefit.  If an employee is not retained as contemplated by this Section 5.8(c)(iii)(A), or if OLB elects to eliminate a position or does not offer a MDBC employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then OLB will make severance payments to the displaced employee as set forth in this Section 5.8(c)(iii).

(2) With the exception of Thomas B. Watts and G. Thomas Daugherty, OLB will grant to any eligible employee (exempt and non-exempt) of MDBC that is not retained by OLB two weeks of severance pay for each full year of service with MDBC or an MDBC Subsidiary up to a maximum of 26 weeks of severance pay.

(3) All employees of MDBC or of any MDBC Subsidiary at the Effective Time will be eligible for severance benefits as set forth in this Section 5.8(c)(iii), except that no employee of MDBC or of any MDBC Subsidiary who shall receive any severance benefits as provided hereunder shall also be eligible for any payment or benefit pursuant to any “change in control” agreement, employment agreement, salary continuation agreement or similar plan or right.

(4) Each person eligible for severance benefits as set forth in this Section 5.8(c)(iii) will remain eligible for such benefits if his or her employment is terminated, other than for “cause” within 12 months after the Effective Time.  Any person whose employment with OLB or any OLB Subsidiary is terminated without “cause” after 12 months from the Effective Time shall receive such severance benefit from OLB or such OLB Subsidiary as is provided for in OLB’s general severance policy for such terminations (with full credit being given for each full year of service with MDBC or any MDBC Subsidiary).

(5) For purposes of this Section 5.8(c)(iii), “cause” means the employer’s good faith reasonable belief that the employee: (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, OLB, any OLB Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; or (4) failed to adequately perform their duties as an employee.

(iv) Employee Benefits.

(1) As of the Effective Time, each employee of MDBC or of any MDBC Subsidiary who becomes an employee of OLB or of any OLB Subsidiary shall be entitled to full credit for each year of service with MDBC or any MDBC Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in OLB’s or, as appropriate, in the OLB Subsidiary’s, employee benefit plans, programs and policies.  OLB shall use the original date of hire by MDBC or a MDBC Subsidiary in making these determinations.

(2) As of the Effective Time, OLB shall assume the obligations of MDBC under the Executive Supplemental Retirement Plan and Agreement with each of T. Daugherty, G.T. Watts, and F. Taylor, and the Supplemental Pension Agreements with each of L. Wright, L. Czwartacki, K.B. Howard, R. Swartz (retired) and J. Taylor (retired), as required under such agreements.

(3) OLB shall assume all obligations of MDB&T under all supplemental retirement plans for executives of MDB&T listed on MDBC Disclosure Schedule 3.13(a).

(4) Subject to the other provisions of this Section 5.8(c)(iv) after the Effective Time, OLB may discontinue or amend any MDBC Benefit Plan, or convert to or merge any MDBC Benefit Plan with or into an OLB Benefit Plan, subject to the plan’s provisions and applicable law.

(v) Non-Compete Agreements for MDBC Directors.  All non-employee directors of MDBC and MDB&T who are not invited to join the board of directors of OLB or Old Line will be offered a three-year non-compete agreement by OLB in exchange for of a lump sum payment of fifty thousand dollars ($50,000) payable by OLB to the director on the Effective Date, substantially in the form attached hereto as Exhibit E (the “Director Non-Compete Agreement”).

ARTICLE VI.
CONDITIONS

Section 6.1	Conditions to MDBC’s Obligations under this Agreement.

The obligations of MDBC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by MDBC pursuant to Section 8.3 hereof:

(a) Corporate Proceedings.  All action required to be taken by, or on the part of, OLB to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by OLB, and MDBC shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations.  The obligations of OLB and Old Line required by this Agreement to be performed by OLB and Old Line at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of OLB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect on OLB.

(c) Approvals of Regulatory Authorities.  All requisite approvals and consents of Regulatory Authorities shall have been procured by MDBC and OLB, as applicable, and the statutory waiting period or periods relating thereto for the Contemplated Transactions shall have expired.

(d) No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate.  OLB shall have delivered to MDBC a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) and (i) of this Section 6.1 have been satisfied.

(f) Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion.  MDBC shall have received an opinion of the Reznick Group, PC, MDBC’s independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of MDBC, OLB, and others.

(h) Approval by OLB’s Stockholders.  This Agreement shall have been approved by the stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(i) Approval by MDBC’s Stockholders.  This Agreement shall have been approved by the stockholders of MDBC by such vote as is required by the MGCL and the articles of incorporation and bylaws of MDBC.

(j) Other Documents.  MDBC shall have received such other certificates, documents or instruments from OLB or its officers or others as MDBC shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(k) Illegality.  No statute, rule, or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(l) Legal Opinion.  MDBC shall have been furnished with an opinion of OLB’s legal counsel with respect to certain matters in connection with the Merger, dated the Closing Date, addressed to MDBC, in substance and form reasonably satisfactory to MDBC and as agreed upon by the parties.  Such opinion may: (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of OLB or any OLB Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Maryland.

(m)  No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of OLB or any of the OLB Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on OLB.

Section 6.2	Conditions to OLB’s Obligations under this Agreement.

The obligations of OLB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by OLB pursuant to Section 8.3 hereof:

(a) Corporate Proceedings.  All action required to be taken by, or on the part of, MDBC and MDB&T to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by MDBC and MDB&T, respectively, and OLB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Covenants; Representations.  The obligations of MDBC and MDB&T required by this Agreement to be performed by MDBC and MDB&T at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of MDBC set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect on MDBC.

(c) Approvals of Regulatory Authorities.  All requisite approvals and consents of Regulatory Authorities shall have been procured by MDBC and OLB, as applicable, and the statutory waiting period or periods relating thereto for the Contemplated Transactions shall have expired; and no such approval or consent shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of OLB, would so materially and adversely impact the economic or business benefits to OLB of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d) No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e) Officer’s Certificate.  MDBC shall have delivered to OLB a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.2 have been satisfied.

(f) Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion or Letter.  OLB shall have received an opinion of Ober, Kaler, Grimes & Shriver, P.C., counsel to OLB, or a letter from Rowles & Company, LLP, OLB’s independent certified public accountants, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of MDBC, OLB and others.

(h) Approval by MDBC’s Stockholders. This Agreement shall have been approved by the stockholders of MDBC by such vote as is required by the MGCL and the articles of incorporation and bylaws of MDBC.

(i) Approval by OLB’s Stockholders.  This Agreement shall have been approved by the Stockholders of OLB by such vote as is required by the MGCL and the articles of incorporation and bylaws of OLB.

(j) Limitation on MDBC Objecting Shares.  As of the Effective Date, the holders of no more than five percent (5%) of the MDBC Common Stock that is issued and outstanding shall have taken the actions required by Section 3-203 of the MGCL to qualify their MDBC Common Stock as MDBC Objecting Shares.

(k) Other Documents.  OLB shall have received such other certificates, documents or instruments from MDBC or its officers or others as OLB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(l) Environmental Assessment Results.  The results of any Environmental Assessments conducted pursuant to Section 5.8(a)(ii) hereof shall not result in a Material Adverse Effect on MDBC.  OLB shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.8 of this Agreement.

(m)  No Material Adverse Effect.  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of MDBC or any of the MDBC Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on MDBC.

(n) Voting Limit and Standstill Agreement.  In connection with the execution of this Agreement, the Watts Group and the Daugherty Group shall have delivered to OLB an executed Voting Limit and Standstill Agreement.

(o) MDBC Executive Non-Compete Agreement.  In connection with the execution of this Agreement, Thomas B. Watts and G. Thomas Daugherty shall have each delivered to OLB an executed MDBC Executive Non-Compete Agreement.

(p) Support Agreement.  In connection with the execution of this Agreement, the directors of MDBC and MDB&T shall have delivered to OLB an executed Support Agreement.

(q) Third Party Consents.  OLB shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which MDBC is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(r) Illegality.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(s) Legal Opinion.  OLB shall have been furnished with an opinion of MDBC’s legal counsel with respect to certain matters in connection with the Merger, dated the Closing Date, addressed to OLB, in substance and form reasonably satisfactory to OLB and as agreed upon by the parties.  Such opinion may: (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of MDBC or any MDBC Subsidiary or appropriate governmental authorities; and (ii) in the case of matters of law governed by the laws of the state in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to United States federal law, and the laws of the State of Maryland.

ARTICLE VII.
TERMINATION

Section 7.1	Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of both MDBC and OLB, this Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written agreement of MDBC and OLB;

(b) By either MDBC or OLB in the event of a material breach of any representation, warranty, covenant, or other agreement of the other party hereto contained in this Agreement and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching party; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c) By MDBC if the conditions in Section 6.1 of this Agreement have not been satisfied by OLB (and cannot be, or have not been, cured within 30 days after the giving of written notice of such failure by MDBC) and have not been waived by MDBC;

(d) By OLB if the conditions in Section 6.2 of this Agreement have not been satisfied by MDBC (and cannot be, or have not been, cured within 30 days after the giving of written notice of such failure by OLB) and have not been waived by OLB;

(e) By either MDBC or OLB if the Closing Date shall not have occurred prior to May 31, 2011 (except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(f) By either MDBC or OLB in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial;

(g) By either MDBC or OLB if the OLB stockholders or MDBC stockholders vote, but fail to approve the Merger at the OLB Common Stockholders’ Meeting or MDBC Common Stockholders’ Meeting, respectively;

(h) By MDBC if the Average Price falls below $6.00 unless OLB, in its sole discretion, increases the Aggregate Consideration in stock, cash, or a combination thereof, by an amount equal to (A) $6.00 minus the Average Price, multiplied by (B) Two Million Six Hundred Twenty-One Thousand Two Hundred Thirty-One (2,621,231);

(i) By OLB if MDBC or any MDBC Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person other than OLB, or enters into any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise;

(j) By MDBC if MDBC or any MDBC Subsidiary enters into any transaction described in (i) above after receipt of written advice of counsel that failure to do so shall constitute a breach of fiduciary duty by MDBC’s directors under the laws of the State of Maryland;

(k) By MDBC if OLB or any OLB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which OLB is not the surviving Entity or OLB’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than MDBC and the MDBC board of directors determines that, with written advice of counsel, such transaction is not in the best interests of the MDBC Common Stockholders; provided, however, that MDBC must exercise the termination option under this Section 7.1(k) within 30 calendar days after OLB files a Current Report Form 8-K with the SEC regarding events triggering the termination option;

(l) By OLB if the MDBC board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to OLB regarding this Agreement or the Merger; or

(m)  By MDBC if the OLB board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to MDBC regarding this Agreement or the Merger.

Section 7.2	Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), this Section 7.2, and Section 8.1 hereof, which shall remain in full force and effect, and there shall be no further liability on the part of OLB or MDBC to the other, except for any liability of OLB or MDBC under such applicable sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to the termination.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1	Expenses and Other Fees.

(a)  General Expenses.  Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.  Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.  OLB shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any.  OLB and MDBC further agree that all legal, investment banking and other fees and expenses incurred by MDBC in connection with this Agreement shall not exceed the sum of four hundred fifty thousand dollars ($450,000) plus the expenses contemplated by Section 5.8(a)(v) of this Agreement (collectively, the “Maximum Expense Amount”) and, if such expenses exceed the Maximum Expense Amount, the amount of such excess will be deducted from the Aggregate Consideration to be paid by OLB under Article II above.  All such legal, investment banking or other fees and expenses will be paid or expensed and fully accrued on the books of MDBC prior to the Closing Date.  The expenses of separate counsel to any stockholder of MDBC shall be borne by such stockholder and not borne or reimbursed by the MDBC Companies or OLB.

(b)  OLB Termination Fee.  As an inducement to OLB to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the Contemplated Transactions, MDBC hereby agrees to pay OLB within five Business Days after written demand for payment, and OLB shall be entitled to payment of the following fees:

(i)           One million dollars ($1,000,000) if MDBC terminates this Agreement pursuant to Section 7.1(j); or

(ii)           Seven hundred fifty thousand dollars ($750,000) following the occurrence of any of the events set forth below:

(1)           OLB terminates this Agreement pursuant to Section 7.1(b) (provided that OLB is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), Section 7.1(i), or Section 7.1(l); or

(2)           OLB terminates this Agreement based on the failure to satisfy the conditions in Sections 7.1(e) or 7.1(f), which failure was directly caused by the knowing, willful and intentional actions or inactions of MDBC (provided OLB is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement).

Any payment due to OLB pursuant to Sections 8.1(b)(i) and 8.1(b)(ii) are collectively referred to hereafter as the “OLB Termination Fee.”  If demand for payment of the OLB Termination Fee is made pursuant to this Section 8.1(b) and payment is timely made, then OLB will have no other rights or claims against MDBC and its respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the OLB Termination Fee under this Section 8.1(b) will constitute the sole and exclusive remedy of OLB against MDBC and its officers, directors, attorneys and financial advisors.

(c)  MDBC Termination Fee.  As an inducement to MDBC to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the Contemplated Transactions, OLB hereby agrees to pay MDBC, and MDBC shall be entitled to payment of, a fee of seven hundred fifty thousand dollars ($750,000) (the “MDBC Termination Fee” and, collectively with the OLB Termination Fee, the “Termination Fee”), within five Business Days after written demand for payment is made by MDBC, if:

(i)           MDBC terminates this Agreement pursuant to Section 7.1(b) (provided that MDBC is notthen in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), or      Section 7.1(m); or

(ii)           MDBC terminates this Agreement based on the failure to satisfy the conditions in Sections 7.1(e) or 7.1(f), which failure was directly caused by the knowing, willful and intentional actions or inactions of OLB (provided MDBC is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement).

If demand for payment of the MDBC Termination Fee is made pursuant to this Section 8.1(c) and payment is timely made, then MDBC will have no other rights or claims against OLB and its respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the MDBC Termination Fee under this Section 8.1(c) will constitute the sole and exclusive remedy of MDBC against OLB and its officers, directors, attorneys and financial advisors.

Section 8.2	Non-Survival of Representations and Warranties; Disclosure Schedules.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.  Without limiting the foregoing, Sections 5.8(c)(ii), (iii), (iv), and (v) shall survive the Closing.

Section 8.3	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a) Amend this Agreement;

(b) Extend the time for the performance of any of the obligations or other acts of either party hereto;

(c) Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d) To the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4	Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Voting Limit and Standstill Agreement, contain the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof in any way other than the Confidentiality Agreement.

Section 8.5	Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6	Notices.

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a) If to OLB, to:

James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland  20716
Fax:  (301) 430-2531

with a copy to:

Frank C. Bonaventure, Jr., Esquire
Ober│Kaler
120 East Baltimore Street, Suite 800
Baltimore, Maryland 21202
Fax:  (410) 547-0699

(b) If to MDBC, to:

Thomas B. Watts
Chairman and Chief Executive Officer
Maryland Bankcorp, Inc.
46930 South Shangri La Drive
Lexington Park, Maryland 20653
Fax:  (301) 866-9204

with a copy to:

Leonard J. Rubin, Esquire
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, N.W., Suite 900
Washington, DC  20001
Fax:  (202) 712-2844

Section 8.7	Disclosure Schedules.

Information contained on either the MDBC Disclosure Schedule or the OLB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8	Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or  (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9	No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.10	Captions.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.11	Counterparts; Facsimile.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.12	Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 8.13	Governing Law.

This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		OLD LINE BANCSHARES, INC.

By:	/s/ Christine M. Rush	By:	/s/ James W. Cornelsen
Name:	Christine M. Rush	Name:	James W. Cornelsen
Title:	Secretary	Title:	President and Chief Executive Officer

ATTEST:		MARYLAND BANKCORP, INC.

By:	/s/ Lawrence H. Wright	By:	/s/ Thomas B. Watts
Name:	Lawrence H. Wright	Name:	Thomas B. Watts
Title:	Secretary	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit A – Form of Voting Limit and Standstill Agreement

Exhibit B – Form of Support Agreement

Exhibit C – Form of MDBC Executive Non-Compete Agreement

Exhibit D – Form of Bank Merger Agreement

Exhibit E – Form of Director Non-Compete Agreement

EXHIBIT A

[Form of Voting Limit and Standstill Agreement]

STOCKHOLDER VOTING LIMIT AND
STANDSTILL AGREEMENT

This Stockholder Voting Limit and Standstill Agreement (the “Agreement”) is made as of September 1, 2010 by and among Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and the undersigned stockholders of Maryland Bankcorp, Inc. (“MDBC”) (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, OLB and MDBC propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of MDBC with and into OLB, with OLB surviving the merger (the “Merger”).

WHEREAS, as of the date hereof, each Stockholder is the record and legal owner of or beneficial owner (the terms “beneficial owner” or “beneficial ownership” as used throughout this Agreement have the same meaning ascribed thereto in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of MDBC common stock, $0.01 par value per share (“MDBC Common Stock”) specified on Schedule A of this Agreement.

WHEREAS, as part of the Merger, the Stockholders will receive shares of OLB common stock, $0.01 par value per share (“OLB Common Stock”), in exchange for such Stockholders’ shares of MDBC Common Stock.

WHEREAS, in consideration of and as a condition to the execution of the Merger Agreement by OLB, OLB has required that the Stockholders agree to certain matters, and in order to induce OLB to enter into the Merger Agreement, the Stockholders are willing to agree to such matters, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.      Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Affiliate of a specified Person means a Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person.

Associate has the meaning set forth in Section 12b-2 of the Exchange Act.

Board means the Board of Directors of OLB.

Control, as used within the definition of Affiliate, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Person means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

Solicitation has the meaning set forth in Rule 14a-1 promulgated under the Exchange Act and shall include any action that causes a person to become a participant in such a Solicitation within the meaning of Instruction 3 of Item 4 of Schedule 14A promulgated under the Exchange Act.

Voting Securities means the (i) shares of OLB Common Stock that Stockholder receives as consideration for the Merger and Controls following the Merger, and (ii) any shares of OLB Common Stock purchased by Stockholder following the date of this Agreement; provided, however, that the term Voting Securities shall not include any shares of OLB Common Stock held by a Stockholder on the date hereof, as set forth on Schedule B attached hereto and incorporated herein by reference, and (ii) any shares of OLB Common Stock received by a Stockholder in connection with compensation for service on the Board.

2.      Limitations on Stockholder’s Actions. Commencing on the date of this Agreement, except as provided in Section 3 and except for (i) any action taken in a Stockholder’s capacity as a member of the Board in the ordinary course, and (ii) where any action has been previously approved by a majority of the members of the Board (the determination of which shall exclude any Stockholder), each Stockholder shall not, and shall cause each of its Affiliates not to, directly or indirectly:

(a)           Acquire, offer, propose to acquire, agree to acquire, purchase, or make a tender or exchange offer for any shares of OLB Common Stock, except for (i) shares of OLB Common Stock received in exchange for his, her or its MDBC Common Stock as part of the Merger, and (ii) shares of OLB Common Stock received by a Stockholder in connection with compensation for service on the Board;

(b)           Engage or participate in any Solicitation of proxies or consents regarding the OLB Common Stock, make any stockholder proposals at a meeting of OLB’s stockholders, induce or attempt to induce any other Person to initiate any stockholder proposals at any meeting of OLB’s stockholders, or otherwise communicate with OLB’s stockholders pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(c)           Advise, seek to advise, encourage, seek to encourage, influence or seek to influence any person or entity with respect to the voting of any shares of OLB Common Stock held by other stockholders of OLB;

(d)           Take action to nominate or present any person for election to the Board at any annual meeting of OLB’s stockholders or any other meeting of OLB’s stockholders called for the purpose of electing directors;

(e)           Seek, propose or make any public statements with respect to any OLB action requiring approval of OLB’s stockholders;

(f)           Form, join or in any way participate in any “group” (within the meaning of Section 13d(3) of the Exchange Act) with respect to any Voting Securities;

(g)           Deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

(h)           Other than in a Stockholder’s capacity as a member of the Board pursuant to the Merger Agreement, otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, Board or policies of OLB;

(i)           Propose, or make any filing with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving OLB, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of the OLB’s assets, in each case, except with the consent of OLB and except in connection with the Merger;

(j)           Seek, alone or in concert with others, (i) to call a meeting of stockholders of OLB, (ii) representation on the Board, except as provided in the Merger Agreement; (iii) the removal of any OLB officer and/or director, or (iv) to support financially, or through the giving of services or information (except in response to a request by a governmental agency with jurisdiction or authority over the Stockholder, a validly issued subpoena or otherwise as required by law), any Person who is suing or contemplating suing OLB or any of its Affiliates, or is conducting or contemplating a Solicitation in opposition to a proposal by the Board or OLB management.

3.      Acquisition of OLB.  If there is a proposed acquisition of OLB (acquisition is defined as: (a) a merger of OLB or its subsidiary, Old Line Bank, wherein OLB or Old Line Bank is not the surviving entity; (b) an acquisition of substantially all of the voting securities of OLB; or (c) the sale of all or substantially all of the assets of OLB), as long as the acquiror acted independently of and without any information, assistance or involvement from the Stockholder regarding any such acquisition, the provisions of Section 2 shall not be applicable to the Stockholders regarding such acquiror or such acquiror’s securities.  Notwithstanding the foregoing, if any Stockholder or any of its Affiliates provides information or assistance to any Person in response to a request by a governmental agency with jurisdiction or authority over the Stockholder, a validly issued subpoena or otherwise as required by law, the Stockholder shall not have breached the provisions of Section 2.

4.      Limitations on Stockholders’ Voting.

(a)           Commencing on the date of this Agreement, the Stockholders (collectively and not individually) shall not vote any shares of Voting Securities held by them in any OLB stockholder vote in an amount that exceeds four percent (4%) of the total outstanding OLB voting stock as of the record date for such vote or, in a vote of the holders of the OLB Common Stock as a class, four percent (4%) of the shares of OLB Common Stock outstanding as of the record date for such vote.

(b)           The Stockholders understand and agree that if they vote their Voting Securities in violation of Section 4(a) of this Agreement, then the Stockholders hereby unconditionally and irrevocably instruct OLB not to record the amount of Voting Securities so voted that exceeds four percent (4%) of the total outstanding OLB Common Stock or the class of OLB securities, as applicable.  If all of the Stockholders’ Voting Securities are not voted in the same manner, then the number of shares not recorded shall be pro rata based on that proportion of the Stockholders’ Voting Securities voted (i) with the Board’s recommendation, (ii) against the Board’s recommendation, and (iii) abstaining, with respect to each matter.

(c)           If and to the extent that it is determined that Sections 4(a) and/or 4(b) hereof are unenforceable, then the Stockholders will cause all of their Voting Securities that exceed the four percent (4%) threshold of Section 4(a) to be voted at any meeting of OLB’s stockholders or at any adjournments or postponements thereof (i) in favor of each director nominated and recommended by the Board for election at any such meeting and any proposal recommended by the Board for approval at any such meeting, and (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election or approval and any other proposal not recommended by the Board for approval at any such meeting.

5.      Equitable Remedies; Remedies for Certain Breaches.

(a)           The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of the provisions of Sections 2 or 4 of this Agreement, and that the non-breaching party shall be entitled to specific performance and injunctive (preliminary or permanent) or other equitable relief as remedies for any breach of any such section.  Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity.  Each party waives any requirement for the securing or posting of any bond in connection with any such remedy.

(b)           The rights and remedies of the parties under this Agreement shall be cumulative and concurrent and may be pursued and exercised singularly, successively or concurrently at the sole discretion of the exercising party and may be exercised as often as such party shall deem necessary or desirable, and the nonexercise by a party of any such rights and remedies in any particular instance shall not in any way constitute a waiver or release thereof in that or any subsequent instance.

6.      Representations and Warranties.

(a)           The Stockholders hereby represent and warrant that, as of the date hereof, they and their Affiliates and Associates own, of record or beneficially, and have the sole power to vote or direct the voting of such number of shares of MDBC Common Stock as are accurately and completely set forth (including, without limitation, as to form of ownership) on Schedule A hereto, and none of the Stockholders or any of their Affiliates own, of record or beneficially, any other securities of securities of MDBC.

(b)           Each Stockholder hereby represents and warrants that such Stockholder has no other Affiliates or Associates that own, either of record or beneficially, shares of MDBC Common Stock other than those Persons executing a signature page to this Agreement.

(c)           The representations and warranties of the Stockholders set forth in this Agreement shall be true and correct as of the Closing, as defined in the Merger Agreement, as though made on and as of the Closing, unless such Stockholder has provided OLB written notice to the contrary prior to the Closing.

7.      No Reliance.  Except as expressly set forth in any representation, warranty or covenant made by a party in this Agreement, each party expressly disclaims and shall not be deemed to have made any representation, warranty or covenant, express or implied, to the other party, in connection with or related to the transactions contemplated by this Agreement.

8.      Authority to Enter Agreement.  Each party represents and warrants to the others that:

(a)           The party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and, if an entity, the execution, delivery and performance of this Agreement by it has been duly and validly approved by its board of directors and stockholders, if required;

(b)           Neither the execution and delivery of this Agreement by the party nor the party’s compliance with the terms or provisions hereof will, with or without notice or the lapse of time or both, result in (i) a conflict with or breach of any provision of any applicable charter or bylaws, (ii) except as disclosed in writing to the other parties, a breach of, or a default under, the terms or provisions of any contract, agreement, note, bond, mortgage, indenture, lease, license, permit or other instrument to which it is a party, or (iii) to its knowledge, a violation by it of any statute, rule, regulation, ordinance, code, judgment, order, writ, decree, injunction or award;

(c)           Any consents, approvals or authorizations of, or declarations, filings or registrations with, any governmental or regulatory authority required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been made or obtained; and

(d)           There is no claim, action, suit or proceeding pending or, to such Person’s knowledge, threatened against the party or any of its properties that seeks to prohibit, restrict or delay or would have the effect of prohibiting, restricting or delaying the performance of the terms, conditions and obligations contemplated by this Agreement.

9.      Termination.  This Agreement shall terminate upon the occurrence of any of the following:
(a)           The written mutual agreement of OLB and the Stockholders to terminate this Agreement;

(b)           The Voting Securities constitute less than four percent (4%) of the outstanding OLB Common Stock for a period of at least six months;

(c)           A Stockholder shall cease to own the Voting Securities;

(d)           The death of a Stockholder; or

(e)           Termination of the Merger Agreement pursuant to the terms thereof.

10.      Miscellaneous.

(a)           Expenses and Taxes, Etc.  Any expenses that may be incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses, including, but not limited to, all professional expenses, except that nothing contained herein shall serve as a bar to a party seeking reimbursement of costs and expenses from a breaching party.

(b)           Non-Assignability.  This Agreement may not be assigned by any Stockholder without the prior written consent of OLB.

(c)           Binding on Successors and Assigns.  This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto; provided that this Agreement is not intended to restrict or limit any Person that is not an Affiliate or Associate of the Stockholders, and purchases shares of OLB Common Stock from a Stockholder in an arms-length transaction.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

(d)           Entire Agreement; Amendment.  This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties.

(e)           Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.  The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(f)           Survival of Covenants, Representations and Warranties.  The covenants, representations and warranties given by the parties hereto and contained herein shall survive the termination of this Agreement.

(g)           Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

(h)           Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1) If to OLB:	James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland  20716
Fax:  (301) 430-2531

with copy to:	Ober, Kaler, Grimes & Shiver
A Professional Corporation
120 East Baltimore Street
Baltimore, Maryland 21202-1643
Attn:  Frank C. Bonaventure, Jr., Esq.

(2) If to the Stockholders:	At the address(es) indicated on the applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(i)           Severability.  Wherever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(j)           Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(k)           Construction.  This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(l)           No Waiver.  The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(m)           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(n)           The Parties’ Understanding.  The parties to this Agreement have carefully read the foregoing, know and understand the content and meaning of all provisions herein, and have executed the same as their own free act after consultation with their attorneys.  The parties intend to be legally bound by this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed under seal as of the day and year first above written.

ATTEST:	OLD LINE BANCSHARES, INC.

By: _________________________	__________________________________
Name: _________________________	James W. Cornelson
Title: _________________________	President and Chief Executive Officer

Stockholder signature page to Voting Limit and Standstill Agreement

IN WITNESS WHEREOF, the undersigned Stockholder has executed this Agreement as of the day and year first above written.

Name of Stockholder:

If an Individual:

Printed Name:

If an Entity:

[Name of Entity]

By:
Name:
Title:

Address for Notice:

Facsimile No.:
Attn:

With a copy to:

Facsimile No.:
Attn:

SCHEDULE A
TO
STOCKHOLDER VOTING LIMIT AND STANDSTILL AGREEMENT

The Stockholders beneficially own, in the aggregate, ___________ shares of MDBC Common Stock.  Each Stockholder owns the number of shares, including the number of shares owned directly and beneficially owned, as set for the below.

MDBC COMMON STOCK

CERTIFICATE NO.	NUMBER OF SHARES	RECORD OWNER	BENEFICIAL OWNER

SCHEDULE B
TO
STOCKHOLDER VOTING LIMIT AND STANDSTILL AGREEMENT

The Stockholders beneficially own, in the aggregate, ___________ shares of OLB Common Stock.  Each Stockholder owns the number of shares, including the number of shares owned directly and beneficially owned, as set for the below.

OLB COMMON STOCK

CERTIFICATE NO.	NUMBER OF SHARES	RECORD OWNER	BENEFICIAL OWNER

EXHIBIT B

[Form of Support Agreement]

SUPPORT AGREEMENT

This Support Agreement, dated as of September 1, 2010 (this “Agreement”), is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and _________________ (the “Stockholder”), as a stockholder of Maryland Bankcorp, Inc., a Maryland corporation (“MDBC”).

RECITALS

WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, MDBC will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and

WHEREAS, the Stockholder is a member of the board of directors of MDBC and/or its wholly-owned subsidiary, Maryland Bank & Trust Company, N.A., a national association (“MDB&T”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Definitions. Capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.  In addition, for purposes of this Agreement:

(a)      “Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

(b)      “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and, in any event with respect to the Stockholder, shall include Shares held of record by the Stockholder’s spouse and children.

(c)           “MDBC Acquisition Transaction” shall mean (i) any merger, consolidation, acquisition, statutory share exchange or similar transaction involving any of the MDBC Companies, other than the Merger, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the MDBC Companies representing ten percent or more of the consolidated assets of the MDBC Companies, or (iii) the issuance, sale or other disposition (including by way of merger, consolidation, statutory share exchange or otherwise) of securities representing ten percent or more of the voting power of any of the MDBC Companies.

(d)           “MDBC Companies” shall mean collectively MDBC, MDB&T and any subsidiaries thereof.

(e)           “Control” and “Controlled,” as used within the definition of Affiliate, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(f)           “Effective Time,” means the time when the Merger becomes effective in accordance with the Merger Agreement.

(g)           “knowledge” or “known” means, with respect to the Stockholder, the actual knowledge of such Stockholder as to the fact or other matter, however obtained; provided, that no Stockholder who serves as a director or officer of MDBC or MDB&T may deny having actual knowledge of a fact or other matter if a prudent individual possessing the knowledge and experience of the Stockholder and serving in such capacity could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of performing his, her or its duties as a director or officer.  No Stockholder who serves as a director or officer of MDBC or MDB&T may deny having actual knowledge of a fact or other matter by reason of such Stockholder having failed to review information available to such Stockholder in the ordinary course of business in his, her or its capacity as a director or officer of MDBC or MDB&T.

(h)           “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(i)           “Shares” shall mean shares of the common stock, $0.01 par value per share, of MDBC.

(j)           “Stockholder’s Shares” shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued and outstanding or hereafter acquired by purchase, or by exercise of any options, warrants or other securities convertible into or exchangeable or exercisable for Shares, which are held of record or Beneficially Owned by the Stockholder.

(k)           “Termination Date” shall mean the date that the Merger Agreement has been terminated in accordance with its terms.

2.           Voting of Shares.

(a)           From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder’s Shares entitled to vote thereon, (i) in favor of approval of the Merger, the execution and delivery by MDBC of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MDBC under the Merger Agreement or this Agreement and (iii) against the following actions: (A) any MDBC Acquisition Transaction; and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement, or implement or lead to any MDBC Acquisition Transaction, (1) any change in a majority of the persons who constitute the board of directors of MDBC, (2) any change in the present capitalization of MDBC or any amendment of MDBC’s Articles of Incorporation or Bylaws, or (3) any other material change in MDBC’s corporate structure or business. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period, the Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.

(b)           It is understood and hereby agreed that this Agreement relates solely to the capacity of the Stockholder as a holder of the Shares and is not in any way intended to affect the exercise of the Stockholder’s responsibilities and fiduciary duties as a director or officer of MDBC.

(c)      The Stockholder hereby authorizes disclosure of his, her or its identity and ownership of the Stockholder’s Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement in any proxy statement and regulatory filing of MDBC, and in any regulatory filing by OLB related to the Merger.

3.           Representations and Warranties of the Stockholder.  The Stockholder hereby makes the following representations and warranties to OLB, which are true and correct as of the date hereof and shall be true and correct as of the Effective Date:

(a)           Ownership. As of the date of this Agreement, the Shares set forth on Exhibit A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by the Stockholder.  The Stockholder has sole power of disposition, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Exhibit A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)           Power; Binding Agreement.  The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Agreement and all other agreements, documents or instruments referred to in the Merger Agreement or contemplated thereby to which the Stockholder is to be a party and to perform his, her or its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  Each of this Agreement and all other agreements, documents or instruments referred to in the Merger Agreement or contemplated thereby to which the Stockholder may be a party has been or will be duly and validly executed and delivered by the Stockholder and constitutes or will constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement, any other Ancillary Agreement or any other agreements, documents or instruments referred to in the Merger Agreement or contemplated thereby to which the Stockholder is a party or the consummation by the Stockholder of the transactions contemplated hereby or thereby.  If the Stockholder is married and the Stockholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c)           No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his, her or its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his, her or its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of the Stockholder to perform his, her or its obligations hereunder.

(d)           No Interests Held in Trust for Benefit of MDBC Companies.  To the knowledge of the Stockholder, there is no arrangement pursuant to which the stock or other membership or equity interests of any corporation, joint venture, general partnership, limited partnership, limited liability company, trust or other non-corporate entity is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of either of the MDBC Companies.

(e)           Voting Agreements or Arrangements.  To the knowledge of the Stockholder, except as disclosed in Schedule 3.2 to the Merger Agreement, there are no voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting    (i) the MDBC Stock, other than this Agreement and the other voting agreements provided for in Section 6.2(p) of the Merger Agreement, or (ii) MDB&T Common Stock.

4.           Covenants of the Stockholder.  The Stockholder hereby covenants and agrees with OLB as follows:

(a)           No Encumbrances.  At all times hereafter during the term hereof, all of the Stockholder’s Shares will be held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair in any material respect Stockholder’s ability to perform his, her or its obligations under this Agreement, and subject to applicable securities laws and the terms of this Agreement.

(b)           Actions; Information for Applications.

(i)           The Stockholder will take all reasonable actions to and assist in the consummation of the Merger and the transactions contemplated by the Merger Agreement, and will use his, her or its best efforts to cause the MDBC Companies to take the actions that are described in Section 5.4(a) of the Merger Agreement.

(ii)           The Stockholder will furnish OLB with all information concerning the MDBC Companies and the Stockholder required for inclusion in any of the OLB Applications.  All information concerning the Stockholder and, to the knowledge of the Stockholder, all information concerning the MDBC Companies contained in the OLB Applications, at the time such information is furnished, shall be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Confidentiality.  The Stockholder shall not disclose or use for his, her or its own purpose or the benefit of others any information that the MDBC Companies are prohibited from disclosing or using for their own purposes or for the benefit of others under Section 5.3 of the Merger Agreement.  The Stockholder shall either destroy or return to OLB all documents and materials that are described in Section 5.3 of the Merger Agreement as being required to be destroyed by the MDBC Companies or returned to OLB by the MDBC Companies.  The Stockholder shall use his, her or its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for one year from the date of this Agreement or the Termination Date, whichever is earlier.

(d)           No Solicitation.  The Stockholder shall not take any action that is described in Section 5.6 of the Merger Agreement as an action of which the MDBC Companies are prohibited from authorizing or permitting their respective officers, directors or employees to take.

(e)           Press Releases.  The Stockholder will not, directly or indirectly, without the prior approval of OLB, issue any press release or written statement for general circulation relating to the Merger Agreement or the Merger except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify OLB in advance.

(f)           Reorganization.  The Stockholder shall not take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(g)           Restriction on Transfer and Proxies; Non-Interference.  From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder shall not, and shall cause each of his, her or its Affiliates who Beneficially Own any of the Stockholder’s Shares not to, directly or indirectly, without the consent of OLB:  (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder’s Shares, or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares; (iii) enter into any agreement or arrangement providing for any of the actions described in clause (i) or (ii) above; or (iv) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.

(h)           Waiver of and Agreement Not to Assert Appraisal Rights.  The Stockholder hereby confirms his, her or its knowledge of the availability of the rights of objecting Stockholders under the Maryland General Corporation Law with respect to the Merger. The Stockholder hereby waives and agrees not to assert, and shall cause any of his, her or its Affiliates who hold of record any of the Stockholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Stockholder or such Affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of MDBC that the Stockholder shall hold of record at the time that the Stockholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the Maryland General Corporation Law, or otherwise.

(i)           Further Assurances.  From time to time, at OLB’s request and without further consideration, the Stockholder shall execute and deliver such additional documents reasonably requested by OLB as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

5.           Representations and Warranties of OLB. OLB hereby represents and warrants to the Stockholder that:

(a)           Organization, Standing and Corporate Power. OLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to carry on its business as proposed and currently conducted.  Except as described in the Merger Agreement, OLB has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)           Execution, Delivery and Performance by OLB. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OLB.  Except as described in the Merger Agreement, OLB has taken all actions required by law, its Articles of Incorporation, as amended, and its Amended and Restated By-Laws to consummate the transactions contemplated by this Agreement.  This Agreement constitutes the valid and binding obligation of OLB and is enforceable against OLB in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

6.           Stop Transfer.  From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder will not request that MDBC register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares.

7.           Recapitalization.  In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

8.           Binding on Successors and Assigns; Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise, except that OLB may, without the approval of the Stockholder, assign any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of OLB.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  The Stockholder agrees that this Agreement, and the obligations of the Stockholder hereunder, shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, guardians, administrators or successors.

9.           Termination.  This Agreement shall terminate without any further action on the part of any party hereto upon (a) the termination of the Merger Agreement pursuant to the terms thereof or (b) the Effective Time.  Upon such termination, this Agreement shall forthwith become void and of no further force or effect.  The representations and warranties of the parties contained herein shall not survive the termination of this Agreement.

10.           Miscellaneous.

(a)           Entire Agreement; Amendment.  This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties.

(b)           Survival.  The representations, warranties and covenants of the parties contained herein shall expire at the Closing.

(c)           Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.  The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(d)           Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

(e)           Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given:    (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1) If to OLB:	James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland  20716
Fax:  (301) 430-2531

with copy to:	Ober, Kaler, Grimes & Shiver
A Professional Corporation
120 East Baltimore Street
Baltimore, Maryland 21202-1643
Attn:  Frank C. Bonaventure, Jr., Esq.

(2) If to the Stockholder:	At the address(es) indicated on the applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(f)           Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)           Remedies Cumulative.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h)           No Third Party Beneficiaries.  This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided, that in the event of the Stockholder’s death, the obligations of the Stockholder hereunder shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder’s heirs, guardians, administrators or successors.

(i)           Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(j)           Construction.  This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(k)           No Waiver.  The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(l)           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLD LINE BANCSHARES, INC.

By:_________________________________
James W. Cornelsen
President and Chief Executive Officer

STOCKHOLDER:

Print Name:___________________________

Address for Notice:

EXHIBIT A
TO
SUPPORT AGREEMENT

CLASS OF SHARES	CERTIFICATE NO.	NUMBER OF SHARES	RECORD OWNER	BENEFICIAL OWNER
Common Stock
Common Stock

EXHIBIT C

[Form of MDBC Executive Non-Compete Agreement]

EXECUTIVE NONCOMPETITION AGREEMENT

THIS EXECUTIVE NONCOMPETITION AGREEMENT dated as of _______, 20___ (the “Agreement”) is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and _________________, an executive officer (the “Executive”) of Maryland Bankcorp, Inc., a Maryland corporation (the “MDBC”).

RECITALS

WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, MDBC will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, Executive has agreed, in exchange for adequate consideration hereunder, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Noncompetition. In exchange for the sum of Two Hundred Thousand Dollars ($200,000) from OLB to Executive, of which $25,000 shall be paid at the Effective Time (as that term is defined below) and the remaining amount shall be payable in equal installments on a quarterly basis during the first two years of the Non-Compete Period (as that term is defined below), Executive agrees, for a period commencing at such time when the Merger is consummated (the “Effective Time”) and continuing for the following three years (the “Non-Compete Period”), that Executive will not either individually or together with any other person or entity:

(a)           transact any commercial banking or other banking-related business with any person or entity who is a customer, depositor or client of Old Line Bank (the “Bank”), or its affiliates or successors (including OLB), as of the Effective Time, other than on behalf of, and at the request of, OLB or any of its affiliates or successors;

(b)           directly or indirectly induce any employee or contractor of the Bank or its affiliates or successors (including OLB) as of the Effective Time to terminate his or her employment or engagement with MDBC and the Bank or its affiliates or successors (including OLB) or to hire any such employee or former employee of the Bank or its affiliates or successors (including OLB);

(c)           cause, induce or encourage, directly or indirectly, any person or entity who is a customer, depositor or client of the Bank, its affiliates or successors (including OLB) as of the Effective Time to terminate or adversely change any relationship with the Bank, its affiliates or successors (including OLB) or cause, induce or encourage any person or entity that is a potential supplier, customer, depositor or client of the Bank, its affiliates or successors (including OLB) after the Effective Time not to enter into any business relationship with the Bank, its affiliates or successors (including OLB); or

(d)           directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser or co-worker, whether or not for compensation enter into, conduct, participate or engage in the business of banking or in any banking-related business which is being conducted by the Bank or OLB, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, that it shall not be a violation of this provision for Executive to own up to a 4.9% ownership interest in any such institution or holding company as a passive investor.

2.           Ancillary Agreement; Remedies.  Executive agrees and acknowledges that (i) this Agreement is ancillary to the Merger Agreement, and the primary purpose of the Merger Agreement is not to obligate Executive to render personal services, (ii) the provisions hereof are reasonable and necessary for the protection of OLB from and after the Effective Time, including protection from the prevention of the use or misuse of the trade secrets, client and customers lists and established customer relationships of the Bank, its affiliates or successors (including OLB), (iii) the breach of Section 1 of this Agreement by Executive will result in irreparable harm to OLB, (iv) no adequate remedy at law is available to OLB for the breach by him of the provisions of Section 1 of this Agreement, and (v) OLB shall be entitled to specific enforcement, and injunctive relief for any breach or threatened breach, of Section 1 of this Agreement, without the necessity of proving actual monetary loss and without bond or other security being required.

3.           Covenant to Cooperate.  During the first two years of the Non-Compete Period, Executive agrees to (a) assist OLB and the Bank with any questions and concerns, and  provide any advice upon request, regarding the Merger, or the business, operations, target market, personnel matters, vendors, service, or customers of MDBC or Maryland Bank & Trust Company, N.A. prior to the Merger, and (b) fully cooperate with OLB and the Bank to provide for a smooth transition period following the Merger.

4.           Miscellaneous.

(a)           Non-Assignability.  This Agreement may not be assigned by Executive.

(b)           Binding on Successors and Assigns.  This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

(c)           Entire Agreement; Amendment.  This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties.

(d)           Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.  The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(e)           Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

(f)           Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given:    (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1) If to OLB:	Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Attn: James W. Cornelsen, President and CEO
Fax: (301) 430-2531

with copy to:	Ober, Kaler, Grimes & Shiver, P.C.
120 East Baltimore Street
Baltimore, Maryland 21202-1643
Attn: Frank C. Bonaventure, Jr., Esq.

(2) If to Executive:	At the address(es) indicated on the applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(g)           Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(h)           Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(i)           Construction.  This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(j)           No Waiver.  The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(k)           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLB:

OLD LINE BANCSHARES, INC.

By:_________________________________________
Name: James W. Cornelsen
Title: President and Chief Executive Officer

EXECUTIVE:

_______________________________________
Print Name:______________________________

Address for Notice:

EXHIBIT D

[Form of Bank Merger Agreement]

PLAN OF MERGER

OF

MARYLAND BANK & TRUST COMPANY, N.A.

with and into

OLD LINE BANK

THIS PLAN OF MERGER by and between Maryland Bank & Trust Company, N.A. (“MDB&T”) and Old Line Bank (“Old Line”) is dated as of _____________, 20___

RECITALS

WHEREAS, MDB&T is a national banking association organized and existing under the National Bank Act, as amended (the “NBA”), with its principal office at 46930 South Shangri La Drive, Lexington Park, Maryland 20653, with an authorized capitalization of 1,400,000 shares of common stock, $10.00 par value per share (“MDB&T Common Stock”), of which 646,626 shares of MDB&T Common Stock are issued and outstanding; and

WHEREAS, MDB&T is a wholly-owned subsidiary of Maryland Bankcorp, Inc., a Maryland corporation with its principal office at 46930 South Shangri La Drive, Lexington Park, Maryland 20653 (“MDBC”); and

WHEREAS, Old Line is trust company with commercial banking powers chartered under the laws of the State of Maryland with its principal office at 1575 Pointer Ridge Place, Bowie, Maryland 20716, with an authorized capitalization of 6,000,000 shares, consisting of (i) 5,000,000 shares of common stock, par value $10.00 per share (“Old Line Common Stock”), of which 585,631.5 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding; and

WHEREAS, OLB is a wholly-owned subsidiary of Old Line Bancshares, Inc., a Maryland corporation with its principal office at 1575 Pointer Ridge Place, Bowie, Maryland 20716 (“OLB”); and

WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may hereafter be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which MDBC will merge with and into OLB with OLB being the surviving corporation (the “Merger”); and

WHEREAS, it is contemplated that, pursuant to the Merger Agreement, MDB&T will be merged with and into Old Line, with Old Line being the surviving institution, immediately after the Merger is consummated (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of MDBC and OLB has determined that the Bank Merger would be in the best interests of its respective bank, have approved the Bank Merger and have authorized its respective bank to enter into this Plan of Merger; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Subject to the terms and conditions of this Plan of Merger, MDB&T shall be merged with and into Old Line (which shall be the surviving institution) pursuant to, and shall have the effect provided in and by, 12 U.S.C. 215, et seq., and Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland.

ARTICLE II

The name of the surviving institution in the Bank Merger (hereinafter referred to as the “Merged Bank”) shall be “Old Line Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a trust company with commercial banking powers chartered under the laws of the State of Maryland.  This business shall be conducted by the Merged Bank at its principal office at 1575 Pointer Ridge Place, Bowie, Maryland 20716, at all duly authorized and operating branches of Old Line and MDB&T as of the Effective Time (as hereinafter defined), and at all other offices and facilities of Old Line and MDB&T established as of the Effective Time (defined below).  All of such branches, offices and facilities are listed on Schedule 1, which is attached hereto and made a part hereof.

ARTICLE IV

Section 4.1.                      At the Effective Time, the separate existence of MDB&T shall cease and the corporate existence of Old Line, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger, and the Merged Bank shall be deemed to be the same business and corporate entity as each of MDB&T and Old Line.  At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of MDB&T and Old Line shall vest in Old Line as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of MDB&T and Old Line, and to have succeeded to all of the relationships, fiduciary or otherwise, of MDB&T and Old Line as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank;  provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the laws of the State of Maryland or the laws of the United States.

Section 4.2.                      The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by MDB&T and Old Line immediately prior to the Effective Time.

ARTICLE V

Section 5.1.                      At the Effective Time, (i) all of the shares of MDB&T Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of Old Line Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2.                      At and after the Effective Time, certificates evidencing shares of MDB&T Common Stock shall thereafter not evidence any interest in MDB&T or the Merged Bank.

Section 5.3.                      The stock transfer book of MDB&T shall be closed as of the Effective Time and, thereafter, no transfer of any shares of MDB&T Common Stock shall be recorded therein.

ARTICLE VI

Section 6.1.                      Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of Old Line immediately prior to the Effective Time, along with Thomas B. Watts and G. Thomas Daugherty.  Messrs. Watts and Daugherty shall each serve until the annual meeting of stockholders of Old Line to be held in 2012.  Each such director shall hold office until the expiration of his term, unless sooner removed, disqualified or deceased, or unless such director resigns, and until his successor has been elected and qualified.

Section 6.2.                      Upon the Effective Time, the executive officers of the Merged Bank shall be comprised of those persons serving as executive officers of Old Line immediately prior to the Effective Time.

ARTICLE VII

From and after the Effective Time, (i) the charter of the Merged Bank shall be the charter of Old Line in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the bylaws of the Merged Bank shall be the Amended and Restated Bylaws of Old Line in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Plan of Merger may be amended or terminated by mutual consent of MDB&T and Old Line at any time prior to the Effective Time, except that no provision in Article IX may be amended or waived at any time pursuant to its terms.  In addition, this Plan of Merger will terminate upon the termination of the Merger Agreement.

ARTICLE IX

Section 9.1.                      This Plan of Merger and the Bank Merger shall be adopted and approved by the written consent of (i) the board of directors of MDB&T, (ii) MDBC, as the sole holder of all of the outstanding shares of MDB&T Common Stock, and (iii) the board of directors of Old Line.

Section 9.2.                      The Bank Merger shall be effective the later of (i) the time and date designated by Old Line to the Maryland Office of the Commissioner of Financial Regulation (the “Commissioner”) as the time and date on which the Bank Merger shall be effective, and (ii) the time and date on which the Commissioner orders the Bank Merger to be effective (the “Effective Time”); provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3.                      This Plan of Merger is subject to approval by the Commissioner and OLB and MDBC, as sole shareholders of Old Line and MDB&T, respectively.

Section 9.4.                      Notwithstanding any provision of this Plan of Merger to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, immediately prior to the Effective Time, OLB shall be the sole holder of all of the issued and outstanding MDB&T Common Stock.

ARTICLE X

All notices under this Plan of Merger shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

if to MDB&T:	Maryland Bank & Trust Company, N.A.
46930 South Shangri La Drive
Lexington Park, Maryland 20653
Attn:  Thomas B. Watts, Chairman and CEO
Fax:  (301) 866-9204

if to Old Line:	Old Line Bank
1525 Pointer Ridge Place
Bowie, Maryland 20716
Attn:  James W. Cornelsen, President and CEO
Fax:  (301) 430-2531

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.
ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of MDB&T and Old Line last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of MDB&T and Old Line, including, without limitation, all rights and interests of MDB&T and Old Line in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Plan of Merger, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of MDB&T and Old Line or otherwise.

ARTICLE XII

This Plan of Merger is binding upon and is for the benefit of MDB&T and Old Line and their respective successors and permitted assigns; provided, however, that neither this Plan of Merger nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto.  This Plan of Merger is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Plan of Merger.

ARTICLE XIII

Notwithstanding any other provision of this Plan of Merger, this Plan of Merger may be terminated at any time prior to the Effective Time by either of the parties.

ARTICLE XIV

This Plan of Merger shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions, except to the extent federal law may be applicable.  The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

ARTICLE XV

This Plan of Merger shall constitute a plan of reorganization for the Bank Merger within the meaning of Section 368 of the Code.

ARTICLE XVI

Any term or provision of this Plan of Merger which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan of Merger or affecting the validity or enforceability of any of the terms or provisions of this Plan of Merger in any other jurisdiction.  If any provision of this Plan of Merger is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

ARTICLE XVII

This Plan of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, MDB&T and Old Line have each caused this Plan of Merger to be executed as of the date first above written.

Attest:	Old Line Bank

By:___________________________	By:______________________________
Name:________________________	Name:____________________________
Title:_________________________	Title:_____________________________

Attest:	Maryland Bank & Trust Company, N.A.

By:___________________________	By:______________________________
Name:_________________________	Name:____________________________
Title:__________________________	Title:_____________________________

SCHEDULE 1

Branches, Facilities and Offices of
Old Line Bank and
Maryland Bank & Trust Company, N.A.

Main Office (and Branch Office) of Old Line Bank

(1)           1525 Pointer Ridge Place, Bowie, Maryland 20716

Branch Offices of Old Line Bank

(1)           2995 Crain Highway, Waldorf, MD  20601

(2)           12080 Old Line Centre, Waldorf, MD 20602

(3)           15808 Livingston Road, Accokeek, MD 20607

(4)           7801 Old Branch Ave, Clinton, MD 20735

(5)           6421 Ivy Lane, Greenbelt, MD 20770

(6)           9658 Baltimore Ave. Suite 101, College Park, MD  20740

(7)           167 Jennifer Road, Suite U, Annapolis, MD  21401

(8)           1641 MD Route 3 North, #109, Crofton, MD  21114

(9)           12100 Annapolis Road, Suite 1, Glenn Dale MD 20769

Main Office (and Branch Office) of Maryland Bank & Trust Company, N.A.

(1)           46930 South Shangri La Drive, Lexington Park, Maryland 20653

Branch Offices of Maryland Bank & Trust Company, N.A.

(1)           3135 Leonardtown Road, Waldorf, MD 20601

(2)           Hickory Hills Shopping Center, 22741 Three Notch Road, California, MD 20619

(3)           Chapline Shopping Center, 691 Prince Frederick Blvd. North Prince Frederick, MD 20678

(4)           7175 Indian Head Highway, Bryans Road, MD 20616

(5)           Potomac Village Shopping Center, 12740 Old Fort Road, Ft. Washington, MD 20744

(6)           101 Charles Street Suite 102, La Plata, MD 20646

(7)           80 Holiday Drive, Solomons, MD 20688

(8)           20990 Point Lookout Road, Callaway, MD 20620

(9)           La Plata Wal-Mart®, 40 Drury Drive, La Plata, MD 20646

EXHIBIT E

[Form of Director Non-Compete Agreement]

DIRECTOR NONCOMPETITION AGREEMENT

THIS DIRECTOR NONCOMPETITION AGREEMENT dated as of _______, 20___ (the “Agreement”) is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and _________________, a director (the “Director”) of Maryland Bankcorp, Inc., a Maryland corporation (the “MDBC”) and/or Maryland Bank & Trust Company, N.A., a national association (“MDB&T”).

RECITALS

WHEREAS, concurrently herewith, OLB and MDBC are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, MDBC will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and

WHEREAS, MDB&T is a wholly-owned subsidiary of MDBC; and

WHEREAS, Director is a stockholder of MDBC; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, Director has agreed, in exchange for adequate consideration hereunder, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           Noncompetition. In exchange for the lump sum payment of Fifty Thousand Dollars ($50,000) from OLB to Director on or immediately following the Effective Time, Director agrees, for a period commencing at such time when the Merger is consummated (the “Effective Time”) and continuing for the following three years (the “Non-Compete Period”), that Director will not either individually or together with any other person or entity:

(a)           transact any commercial banking or other banking-related business with any person or entity who is a customer, depositor or client of Old Line Bank (the “Bank”), or its affiliates or successors (including OLB), as of the Effective Time, other than on behalf of, and at the request of, OLB or any of its affiliates or successors, except for such customer, depositors or clients of the Bank for whom, prior to the Effective Time, the Director advised as an attorney, accountant or investment advisor, and for whom the Director continues to provide such services after the Effective Time;

(b)           directly or indirectly induce any employee or contractor of the Bank or its affiliates or successors (including OLB) as of the Effective Time to terminate his or her employment or engagement with MDBC and the Bank or its affiliates or successors (including OLB) or to hire any such employee or former employee of the Bank or its affiliates or successors (including OLB);

(c)           cause, induce or encourage, directly or indirectly, any person or entity who is a customer, depositor or client of the Bank, its affiliates or successors (including OLB) as of the Effective Time to terminate or adversely change any relationship with the Bank, its affiliates or successors (including OLB) or cause, induce or encourage any person or entity that is a potential supplier, customer, depositor or client of the Bank, its affiliates or successors (including OLB) after the Effective Time not to enter into any business relationship with the Bank, its affiliates or successors (including OLB); or

(d)           in the Counties of Anne Arundel, Calvert, Charles, Prince George’s and St. Mary’s in the State of Maryland, directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser or co-worker, whether or not for compensation enter into, conduct, participate or engage in the business of banking or in any banking-related business which is being conducted by the Bank or OLB, including without limitation the operation of a bank, savings and loan association, savings bank, credit union or other financial institution, or a holding company for such an institution; provided, that it shall not be a violation of this provision for Director to own up to a 4.9% ownership interest in any such institution or holding company as a passive investor.

2.           Ancillary Agreement; Remedies.  The Director agrees and acknowledges that (a) this Agreement is ancillary to the Merger Agreement, and the primary purpose of the Merger Agreement is not to obligate Director to render personal services, (b) the provisions hereof are reasonable and necessary for the protection of OLB from and after the Effective Time, including protection from the prevention of the use or misuse of the trade secrets, client and customers lists and established customer relationships of the Bank, its affiliates or successors (including OLB), (c) the breach of Section 1 of this Agreement by Director will result in irreparable harm to OLB, (d) no adequate remedy at law is available to OLB for the breach by him of the provisions of Section 1 of this Agreement, and (e) OLB shall be entitled to specific enforcement, and injunctive relief for any breach or threatened breach, of Section 1 of this Agreement, without the necessity of proving actual monetary loss and without bond or other security being required.

3.           Miscellaneous.

(a)           Non-Assignability.  This Agreement may not be assigned by Director.

(b)           Binding on Successors and Assigns.  This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

(c)           Entire Agreement; Amendment.  This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement among the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties.

(d)           Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.  The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(e)           Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

(f)           Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given:    (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1) If to OLB:	Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland  20716
Attn:  James W. Cornelsen, President and CEO
Fax:  (301) 430-2531

with copy to:	Ober, Kaler, Grimes & Shiver, P.C.
120 East Baltimore Street
Baltimore, Maryland 21202-1643
Attn:  Frank C. Bonaventure, Jr., Esq.

(2) If to Director:	At the address(es) indicated on the applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(g)           Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(h)           Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(i)           Construction.  This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(j)           No Waiver.  The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(k)           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLB:

OLD LINE BANCSHARES, INC.

By:______________________________
Name: James W. Cornelsen
Title: President and Chief Executive Officer

DIRECTOR:

________________________________
Print Name:_______________________

Address for Notice:

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